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                                                                 EXHIBIT 10.50

                             MASTER LEASE AGREEMENT

                                     Between

                              LTC PROPERTIES, INC.,

                         TEXAS-LTC LIMITED PARTNERSHIP,

                                       and

                  NORTH CAROLINA REAL ESTATE INVESTMENTS, LLC,
                                    as Lessor

                                       and

                         ALTERRA HEALTHCARE CORPORATION,
                                    as Lessee

                            Dated: December 15, 2002

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                             MASTER LEASE AGREEMENT

      THIS MASTER LEASE AGREEMENT (this "LEASE") is made effective as of December 15, 2002, by and between LTC PROPERTIES, INC., a Maryland corporation, TEXAS-LTC LIMITED PARTNERSHIP, a Texas limited partnership, and NORTH CAROLINA REAL ESTATE INVESTMENTS, LLC, a North Carolina limited liability company (collectively, "LESSOR"), and ALTERRA HEALTHCARE CORPORATION, a Delaware corporation ("LESSEE"), subject to the terms, conditions and contingencies set forth below.

                                    RECITALS

      WHEREAS Lessor owns certain real property and improvements (as more particularly defined below, the "FACILITIES"), and desires to lease them to Lessee pursuant to the terms and conditions of this Lease; and

      WHEREAS it the parties' intention to set forth their respective covenants and obligations in a single agreement, not merely as matter of convenience, but because the leasing of the twenty one (21) Facilities as an inseparable unit is a special and essential inducement to Lessor to enter into this transaction, and but for the leasing of the twenty one (21) Facilities together as an inseparable whole, Lessor would not have entered into this Lease; and

      WHEREAS the parties agree and acknowledge that the amount set forth as Minimum Rent (defined below) is calculated on the basis of leasing of the twenty one (21) Facilities together as a single, inseparable group and is non-allocable among the twenty one (21) Facilities, and that it would be impossible to allocate to any one or more of the Facilities a divisible portion of the Minimum Rent.

      NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, it is agreed as follows:

                                   ARTICLE I

            1.1. Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee, and Lessee rents or hires from Lessor all of the following (the "LEASED PROPERTY"):

                  (a) The real property particularly described in EXHIBIT "A-1" through EXHIBIT "A-21" (the "LAND");

                  (b) All of its right, title and interest in and to the buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and offsite), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land, including without limitation the Facilities (as defined below) (collectively, the "LEASED IMPROVEMENTS");

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                  (c) All of its right, title and interest in and to the
easements, rights and appurtenances relating to the Land and the Leased Improvements;

                  (d) All of its right, title and interest in and to the permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, or permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Lessee's Personal Property as defined in ARTICLE II below (collectively the "FIXTURES"); and

                  (e) All of its right, title and interest in and to personal tangible and intangible property including all components thereof, owned by Lessor and now and hereafter located in, on or used in connection with the Leased Improvements.

      Except with respect to the representations and warranties of Lessor set forth herein, the Leased Property is demised subject to all covenants, conditions, restrictions, easements and all other matters affecting title, whether or not of record, the conditions and limitations expressly set forth herein, and any and all matters created by or known to Lessee. Lessor represents and warrants for the benefit of Lessee that as of the date of this Lease, (i) Lessor is the fee simple title holder of the Land and the Leased Improvements as of the Commencement Date and (ii) as of the Commencement Date, there is no mortgage, deed of trust, ground lease, or other comparable instrument executed by Lessor in favor of any lender or ground lessor or other obligee of Lessor, nor any lien, judgment, or other similar encumbrance affecting or encumbering the Leased Property or any portion thereof and arising by, through or under Lessor (expressly excluding any such lien, judgment or other encumbrance arising as a result of Lessee or Lessee's agents, representatives or assigns) except for the Existing Encumbrances (defined below). Lessee represents and warrants for the benefit of Lessor (i) as of the date of this Lease, there are no mechanic's liens or liens of any type recorded against the Leased Property that were recorded or attached during the period of Lessee's occupancy of the Leased Property and that arose as a result of Lessee's or Lessee's agents, representatives or assigns activities thereon that remain unsatisfied of record as of the Commencement Date, and (ii) there are no Impositions currently outstanding that have become delinquent.

            1.2. Term. The term of this Lease (the "TERM") shall commence on January 1, 2003. From and after the Commencement Date, the Term shall continue for a period of eighteen (18) years, expiring (if not sooner terminated) at midnight (California time) on December 31, 2020.

                                   ARTICLE II

      2. Definitions. For all purposes of this Lease, except as otherwise expressly provided, (i) the terms defined in this ARTICLE II have the meanings assigned to them in this

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ARTICLE II and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles at the time applicable, and (iii) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

      Additional Charges. As defined in ARTICLE III.

      Affiliate. When used with respect to any corporation, the term "Affiliate" shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests. For the purposes of this definition, "person" shall mean any natural person, trust, partnership, corporation, joint venture or other legal entity.

      Business Day. Each Monday, Tuesday, Wednesday, Thursday and Friday, which is not a day on which national banks in the City of Los Angeles, California, are authorized, or obligated, by law or executive order, to close.

      Change of Control. As defined in ARTICLE XVIII below.

      Code. The Internal Revenue Code of 1986, as amended.

      Controlling Entity. As defined in ARTICLE XVIII below.

      Encumbrance. As defined in ARTICLE XXXII.

      Event of Default. As defined in ARTICLE XVI.

      Existing Encumbrances. The mortgages identified on SCHEDULE 1 attached hereto.

      Extended Term. As defined in ARTICLE XXXIV.

      Facilities. Those certain assisted living facilities which are part of the Leased Property, a schedule of which is attached hereto as EXHIBIT "B".

      Facility. As the context requires, any one of the Facilities.

      Facility Mortgage. As defined in ARTICLE XIII.

      Facility Mortgagee. As defined in ARTICLE XIII.

      Fiscal Year. The twelve (12) month period from January 1 through December 31 of the same calendar year (as prorated for any partial Fiscal Year during the Term).

      Fixtures. As defined in ARTICLE I.

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      Impositions. Collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lessee or its business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental or public charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Lessee (including all interest and penalties thereon due to any failure in payment by Lessee), and all increases in all the above from any cause whatsoever, including reassessment, which at any time prior to, during or in respect of the Term may be assessed or imposed on or in respect of or be a lien upon (a) Lessor's interest in the Leased Property, (b) the Leased Property or any part thereof, or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Lessee. Provided, however, nothing contained in this Lease shall be construed to require Lessee to pay (1) any tax based on income (or any tax based on outstanding corporate shares of Lessor or Lessor's equity or capitalization, regardless of whether denominated as an income tax, franchise tax, or capital stock tax or other tax) imposed on Lessor, or (2) any transfer, or net revenue tax of Lessor, or (3) any sales, income, capital gain, transfer, documentary, mortgage, intangible or other tax imposed with respect to the sale, exchange, mortgaging or other disposition or financing by Lessor of any Leased Property or the proceeds thereof, or (4) any single business, gross receipts (other than a tax on any rent received by Lessor from Lessee), transaction, privilege, rent or similar taxes as the same relate to or are imposed upon Lessor, and are unrelated to the Leased Property, or (5) estate, inheritance, gift taxes or documentary transfer taxes.

      Insurance Requirements. All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

      Land. As defined in ARTICLE I.

      Lease. As defined in the Preamble.

      Leased Improvements. As defined in ARTICLE I.

      Leased Property. As defined in ARTICLE I.

      Legal Requirements. All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property, or (ii) in any way affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments (whether or not of record) or otherwise known to Lessee, at any time in force affecting the Leased Property; provided,

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however, as it relates to covenants, agreements, restrictions and encumbrances contained in any Encumbrance, Lessee need comply only with (i) the Existing Encumbrances, and (ii) any Encumbrances subsequently entered into in accordance with the provisions of SECTION 32.1 below where Lessee receives the non-disturbance agreement described in such SECTION 32.1 and where such Encumbrances do not, without Lessee's consent, materially adversely affect Lessee's rights hereunder, or materially increase Lessee's duties or obligations hereunder).

      Lessee. As defined in the Preamble.

      Lessee's Personal Property. All machinery, equipment, furniture, furnishings, movable walls or partitions, computers or trade fixtures or other personal property, and consumable inventory/and supplies, used in Lessee's business on the Leased Property, including without limitation, all items of furniture, furnishings, equipment, supplies and inventory, except items (i) included within the definition of Fixtures; and (ii) personal property described in SECTION 1.1(e), above.

      Lessor. As defined in the Preamble.

      Minimum Rent. As defined in SECTION 3.1.

      Notice. A notice given pursuant to ARTICLE XXXI hereof.

      Other Leases. As defined in SECTION 16.1(j) below.

      Overdue Rate. On any date, a rate equal to the Prime Rate (defined below), plus two percent (2%); provided, however, that it is the intent of Lessor and Lessee that the Overdue Rate (and all other interest rates provided for hereunder) be in strict compliance with applicable usury laws of the State of California, and that in the event the Overdue Rate (or other interest rate provided for hereunder) shall be deemed to exceed that permitted to be charged by the laws of the State of California, any and all excess sums collected by Lessor shall be credited against the Rent payable under this Lease or if there is no Rent due, promptly refunded to Lessee.

      Payment Date. Any due date for the payment of the installments of Minimum Rent.

      Primary Intended Use. As defined in SECTION 7.2.2.

      Prime Rate. On any date, a rate equal to the annual rate on such date announced by Citibank, N.A. to be its prime rate for 90-day unsecured loans to its corporate borrowers of the highest credit standing or, if not available, such other rate as may be published by The Wall Street Journal as the prime rate in its listing of "Money Rates."

      Rent. Any monetary obligations of Lessee owing under this Lease, including, without limitation, Minimum Rent and Additional Charges.

      Term. Collectively, the Initial Term plus any Extended Terms.

      Unsuitable for its Primary Intended Use. A state or condition of any Facility such that by reason of damage or destruction, or a partial taking by Condemnation in the good faith judgment

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of Lessor and Lessee, reasonably exercised, such Facility cannot be operated on a commercially practicable basis for its Primary Intended Use taking into account, among other relevant factors, the number of usable beds affected by such damage or destruction or partial Condemnation.

      Unavoidable Delays. Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto.

      The above does not include all the definitions to be used in this Lease. Various definitions are included in the Sections below.

                                   ARTICLE III

            3.1. Minimum Rent. Lessee will pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts at Lessor's address set forth in ARTICLE XXXI or at such other place or to such other person, firms or corporations as Lessor from time to time may designate in a Notice, Minimum Rent (as defined below), during the Term, as follows:

                  (a) Initial Term. The initial annual "MINIMUM RENT" payable hereunder shall be Five Million Six Hundred Seventy Nine Thousand Four Hundred Twenty Eight and 89/100 Dollars ($5,679,428.89), payable in equal monthly installments of Four Hundred Seventy Three Thousand Two Hundred Eighty Five and 74/100 Dollars ($473,285.74) on the first (1st) calendar day of each calendar month of the Term. If necessary, Minimum Rent shall be prorated for any partial month at the beginning or end of the Term.

                  (b) Extended Terms. The Minimum Rent during the Extended Terms shall be as stated in ARTICLE XXXIV.

                  (c) Annual Escalation of Minimum Rent. Commencing on the one-year anniversary of the Commencement Date (if the Commencement Date is the first (1st) day of a calendar month, or, if not, on the first (1st) day of the first (1st) full month following the Commencement Date), and continuing on each subsequent one-year anniversary thereof during the Term (including any Extended
Term) (each, an "ADJUSTMENT DATE"), the Minimum Rent (irrespective of any prorations made pursuant to SECTION 3.1(a) above) shall increase to an amount equal to the Minimum Rent for the one-year period immediately preceding the Adjustment Date multiplied by a fraction, the numerator of which shall be the C.P.I. (defined below) for the month in which the Adjustment Date occurs, and the denominator of which shall be the C.P.I. for the month that was one year prior to the Adjustment Date; provided, however, that the product of said multiplication shall not result in an increase of the Minimum Rent by more than two percent (2%) per year on a cumulative basis ("ANNUAL MULTIPLIER"). If, however, the Annual Multiplier is less than two percent (2%) on any Adjustment Date (a "LESS THAN 2% ADJUSTMENT DATE"), then at such time as the Annual Multiplier is determined for subsequent Adjustment Dates, the Minimum Rent for each Less Than 2% Adjustment Date shall be retroactively recalculated such that subsequent Annual Multipliers (whether less than or greater

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than 2%) shall be first applied to increase the Annual Multiplier for each Less
Than 2% Adjustment Date to an amount up to, but not greater than, 2%, with such recalculations to be made in chronological order beginning with the earliest Less Than 2% Adjustment Date and continuing, so long as there is Annual Multiplier remaining, until recalculations have been made with respect to all Less Than 2% Adjustment Dates. After each such recalculation has been made, the shortfall in the Minimum Rent for the newly recalculated Less Than 2% Adjustment Dates shall be billed to Lessee and Lessee shall pay such shortfall amount to Lessor together with the next payment of Minimum Rent otherwise coming due hereunder. Such recalculations and shortfall billings shall be made on each Adjustment Date where there remain prior Less Than 2% Adjustment Dates which have not yet been recalculated to 2%. For purposes of example only, if the Commencement Date is June 1, 2002 and the initial Minimum Rent equals $1,020,000, and if (a) the C.P.I. increased 1.5% as of June 1, 2003, the Minimum Rent as of June 1, 2003 would increase to $1,035,300; (b) the C.P.I. increased 1.5% as of June 1, 2004, the Minimum Rent as of June 1, 2004 would increase to $1,050,830; (c) the C.P.I. increased 6% as of June 1, 2005, the Minimum Rent as of June 1, 2005 would increase to $1,082,354, which is the Minimum Rent increased by 2% per year for three years (i.e. the average annual increases have been 3% (1.5% + 1.5% + 6% for the three years, respectively) subject to the 2% annual limitation), and the total shortfall amount to be billed to Lessee would be $5,100 for the 2003 Adjustment Date and $10,378 for the 2004 Adjustment Date. The "overage" in the C.P.I. increase (i.e., the remaining 3% increase that could not be applied towards the increase in Minimum Rent on June 1, 2005 by virtue of the 2% cap), would be "banked" and would be used to increase Minimum Rent in subsequent years if the C.P.I. increase in such years were less than 2%. By way of demonstration, if the C.P.I. as of June 1, 2006 and June 1, 2007 do not increase at all, then Minimum Rent would nonetheless increase by 2% on June 1, 2006, and 1% on June 1, 2007 (such increases having been "banked" from the remaining portion of the 6% C.P.I. increase on June 1, 2005). "C.P.I." shall mean and refer to the Consumer Price Index of the Bureau of Labor Statistics of the Department of Labor, U.S. Cities Average, All Items (1982-84=100); provided that if compilation of the C.P.I. is discontinued or transferred to any other governmental department or bureau, then the index most nearly the same as the C.P.I. shall be used. If Lessor is unable to determine the C.P.I. by any Adjustment Date, Lessee shall continue to pay the Minimum Rent at the rate paid for the period immediately prior to that Adjustment Date, and once the C.P.I. for that Adjustment Date is published, the new Minimum Rent (as increased by the Annual Multiplier) shall be effective retroactively as of such Adjustment Date and the aggregate amount of any additional Minimum Rent shall be paid by Lessee promptly after written notice thereof from Lessor (but not later than the date of the next monthly installment of Minimum Rent, unless the next installment falls due within five (5) days after Lessor's notice, in which case not later than the date of the second next monthly installment of Minimum Rent). No delay by Lessor in providing notice of any such increase in Minimum Rent shall be deemed a waiver of Lessor's right to increase the Minimum Rent as provided hereunder.

                  (d) All payments of Minimum Rent shall be delivered to Lessor by Lessee in a single payment (whether by wire transfer or check).

            3.2. Additional Charges. In addition to Minimum Rent, (1) Lessee, subject to its rights under ARTICLE XII, will also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Lessee assumes or agrees to pay under this Lease, including but not limited to those set forth in ARTICLES IX and XIII, below, and (2) in

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the event of any failure on the part of Lessee to pay any of those items referred to in clause (1) above, Lessee will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (1) and (2) above being referred to herein collectively as the "ADDITIONAL CHARGES"), and Lessor shall have all legal equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of nonpayment of the Additional Charges. If any elements of Additional Charges are not be paid within seven (7) Business Days after due (after taking into account applicable time periods during which Lessee may contest the Additional Charges under ARTICLE XII) and Lessor pays any such amount (which Lessor shall have the right, but not the obligation to do), then, in addition to Lessor's other rights and remedies, Lessee will pay Lessor on demand, as Additional Charges, interest on such unpaid Additional Charges computed at the Overdue Rate from the due date of such installment to the date of Lessee's payment thereof. To the extent that Lessee pays any Additional Charges directly to Lessor (as opposed to the applicable third party payee) pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due, and within than three (3) Business Days after its receipt, Lessor shall remit such payment(s) to the entity to which such payment(s) is due .

            3.3. Net Lease. Notwithstanding any provisions in this Lease to the contrary (except with respect to Lessee's rights set forth in ARTICLE V), Minimum Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the installments of Minimum Rent throughout the Term, all as more fully set forth in ARTICLES IV, IX AND XIII, and other provisions of this Lease.

            3.4. Non-Allocable Minimum Rent. Notwithstanding any language contained in this Lease to the contrary, the parties agree and acknowledge that the amount set forth as Minimum Rent is calculated on the basis of leasing of all twenty one (21) Facilities together as a single, inseparable group and is non-allocable among the twenty one (21) Facilities. Further notwithstanding any language contained in this Lease to the contrary, the parties further agree and acknowledge that it would be impossible to allocate to any one or more of the Facilities a divisible portion of the Minimum Rent. Further notwithstanding any language contained in this Lease to the contrary, Lessee agrees and acknowledges that the leasing of the twenty one (21) Facilities as an inseparable whole was accepted by Lessor as a special and essential inducement to enter into this transaction, and but for Lessee's agreement to lease all twenty one (21) Facilities as an inseparable whole, Lessor would not have entered into this Lease.

            3.5. Late Charge. LESSEE HEREBY ACKNOWLEDGES THAT LATE PAYMENT BY LESSEE TO LESSOR OF RENT (INCLUDING WITHOUT LIMITATION MINIMUM RENT) WILL CAUSE LESSOR TO INCUR COSTS NOT CONTEMPLATED BY THIS LEASE, THE EXACT AMOUNT OF WHICH WILL BE EXTREMELY DIFFICULT TO ASCERTAIN. SUCH COSTS INCLUDE, BUT ARE NOT LIMITED TO, PROCESSING AND ACCOUNTING CHARGES. ACCORDINGLY, IF ANY INSTALLMENT OF RENT SHALL NOT BE RECEIVED BY LESSOR WITHIN SEVEN (7) BUSINESS DAYS AFTER SUCH AMOUNT SHALL BE DUE, THEN WITHOUT ANY REQUIREMENT FOR NOTICE TO LESSEE, LESSEE SHALL PAY TO LESSOR A LATE CHARGE EQUAL TO FIVE PERCENT (5%) OF SUCH OVERDUE AMOUNT. THE PARTIES HEREBY AGREE THAT SUCH LATE CHARGE REPRESENTS A FAIR AND REASONABLE ESTIMATE OF THE

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COSTS LESSOR WILL INCUR BY REASON OF LATE PAYMENT BY LESSEE. ACCEPTANCE OF SUCH
LATE CHARGE BY LESSOR SHALL IN NO EVENT CONSTITUTE A WAIVER OF LESSEE'S DEFAULT OR BREACH WITH RESPECT TO ANY UNPAID OVERDUE AMOUNTS, NOR PREVENT LESSOR FROM EXERCISING ANY OF THE OTHER RIGHTS AND REMEDIES GRANTED UNDER THIS LEASE, AT LAW OR IN EQUITY. NOTWITHSTANDING THE FOREGOING, HOWEVER, THE ABOVE-REFERENCED LATE CHARGE SHALL NOT BE IMPOSED ON ADDITIONAL PAYMENTS SO LONG AS LESSEE IS CONTESTING SUCH ADDITIONAL PAYMENTS IN ACCORDANCE WITH ARTICLE XII BELOW.

                /s/ WLS                                            /s/ MWO
INITIAL: LESSOR__________________                           LESSEE______________

                                   ARTICLE IV

            4.1. Payment of Impositions. Subject to ARTICLE XII relating to permitted contests, during the Term Lessee will pay, or cause to be paid, all Impositions, before any fine, penalty, interest or cost may be added for non-payment. Lessee, at its expense, shall, to the extent required or permitted by Legal Requirements, prepare and file all tax returns and reports in respect of any Imposition as may be required by governmental authorities. Any refund due from any taxing authority in respect of any Imposition shall be paid over to or retained by Lessee provided no Event of Default then exists, but if an Event of Default has occurred and is continuing, such refund shall be paid over to Lessor, and Lessee hereby authorizes Lessor to accept any such refunds directly, and hereby authorizes any such taxing authority to pay such amounts directly to Lessor upon receipt of written instructions to do so together with a statement by Lessor that an Event of Default has occurred and is continuing. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in ARTICLE XVI. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Lease as personal property, Lessee shall file personal property tax returns in such jurisdictions where required. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns, Lessee will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Lessee to file a protest. Lessee may, upon notice to Lessor, at Lessee's option and at Lessee's sole cost and expense, protest, appeal or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee's expenses as aforesaid, shall reasonably cooperate with Lessee in such protest, appeal, or other action, provided that Lessee may not withhold payments pending such challenges except under the conditions set forth in
ARTICLE XII. Billings for reimbursement by Lessee to Lessor of personal property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.

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            4.2. Notice of Impositions. Upon its receipt of same, Lessor shall give prompt Notice to Lessee for all Impositions payable by Lessee hereunder of which Lessor obtains actual knowledge, but Lessor's failure to give any such Notice shall in no way diminish Lessee's obligations hereunder to pay such Impositions but such failure shall obviate any default hereunder for a reasonable time after Lessee receives notice (from any source) of any Imposition which it is obligated to pay. However, notwithstanding the foregoing, it shall be Lessee's sole duty to inquire and determine all of the Impositions for which it is liable as provided herein and shall promptly pay such Impositions when due, and Lessor shall have no duty of inquiry concerning Impositions.

            4.3. Adjustment of Impositions. Impositions imposed in respect of the tax-fiscal periods during which the Term commences and terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such commencement or termination, and Lessee's obligation to pay its prorated share thereof after termination shall survive such termination.

            4.4. Utility Charges. Lessee will pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property and all operating expenses of every kind and nature during the Term.

            4.5. Insurance Premiums. Lessee will pay or cause to be paid all premiums for the insurance coverages required to be maintained pursuant to
ARTICLE XIII during the Term.

                                   ARTICLE V

            5. Facility Mortgage Offset. Should Lessor default under the terms of any Facility Mortgage, or should Lessor's representations and warranties set forth in SECTION 1.1 be untrue and Lessee's leasehold estate is jeopardized as a result thereof, and, provided no Event of Default hereunder exists, Lessee shall have the right, but not the obligation, to perform Lessor's obligations under any such Facility Mortgage and offset the amounts expended thereunder against the payment of Minimum Rent. No other offset against the payment of Minimum Rent (or any other Rent) of any kind is permitted.

                                   ARTICLE VI

            6.1. Ownership of the Leased Property. Lessee acknowledges and agrees that the Leased Property is the property of Lessor and that Lessee has only the right to the exclusive possession and use of the Leased Property upon the terms and conditions of this Lease. Lessee acknowledges and agrees that this Lease does not grant an option or any other type of right to purchase the Leased Property from Lessor and that any such purchase by Lessee must be separately negotiated and documented.

            6.2. Lessee's Personal Property. Lessee may (and shall as provided hereinbelow), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Lessee's
Personal Property, and Lessee may, subject to the conditions set forth below, remove the same upon the expiration or any prior termination of the Term. Lessee shall provide and maintain during the Term all such Lessee's

Personal Property as shall be necessary in order to operate each Facility in compliance with all licensure Legal Requirements and Insurance Requirements. All of Lessee's Personal Property not removed by Lessee within thirty (30) days following the expiration or earlier termination of this Lease shall be considered abandoned by Lessee and may be used, appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving notice thereof to Lessee and without any payment to Lessee and without any obligation to account therefor. Lessee shall, at its expense, restore the Leased Property to the condition required by SECTION 9.1, including repair of all damage to the Leased Property caused by the removal of Lessee's Personal Property, whether effected by Lessee or Lessor.

                                   ARTICLE VII

            7.1. Condition of Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease. Subject to Lessor's representations set forth in SECTION 1.1, upon which Lessee is relying, Lessee accepts that the Leased Property as is. To the extent permitted by law, Lessor hereby assigns to Lessee, all of Lessor's rights to proceed against any predecessor in title (but not against Lessor except as a result of breaches of representations and warranties set forth in this Lease) for breaches of warranties or representations, or for latent defects in the Leased Property. Lessor shall reasonably cooperate with Lessee in the prosecution of any such claim, in Lessor's or Lessee's name, all at Lessee's sole cost and expense; provided, however, that all compensatory damages shall be used by Lessee for repair or replacement of the items for which compensation was granted.

            7.2. Use of the Leased Property.

                  7.2.1 Lessee covenants that it will proceed with due diligence and will exercise commercially reasonable efforts to obtain and to maintain all approvals needed to use and operate the Leased Property and each Facility in accordance with Legal Requirements.

                  7.2.2 During the Term, Lessee shall use or cause to be used the Facilities as assisted living or residential care facilities, and for such other uses as may be necessary or incidental to such use (the particular such use to which the Leased Property is put is herein referred to as the "PRIMARY INTENDED USE"). Lessee shall not use the Leased Property or any portion thereof for any use other than the Primary Intended Use without the prior written consent of Lessor, which consent may be withheld in Lessor's sole and absolute discretion; provided, however, that Lessor may not unreasonably withhold its consent to any alternate use that is within the long term care industry. No use shall be made of the Leased Property, and no acts shall be done, which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof, nor shall Lessee sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by Insurance Requirements or Legal Requirements. Lessee shall, at its sole cost, comply with all Insurance Requirements and Legal Requirements.

                  7.2.3 Lessee covenants and agrees that during the Term it will operate continuously the Leased Property in accordance with its Primary Intended Use and will maintain its certifications for reimbursement and its licensure.

                  7.2.4 Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in any Facility, nor shall Lessee cause or permit any nuisance thereon. Lessor acknowledges that Lessee's operation of the Facilities in accordance with the Primary Intended Use will not constitute waste or nuisance.

                  7.2.5 Lessee shall neither suffer nor permit the Leased Property or any portion thereof, including Lessee's Personal Property, to be used in such a manner as it might reasonably tend to impair Lessor's (or Lessee's, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

            7.3. Lessor to Grant Easements, etc. Lessor will, from time to time so long as no Event of Default exists, at the request of Lessee and at Lessee's sole cost and expense (but subject to Lessor's approval), (i) grant easements and other rights in the nature of easements with respect to the Leased Property to third parties, (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (iii) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (iv) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (v) execute amendments to any covenants and restrictions affecting the Leased Property and (vi) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications, transfers, petitions and amendments (to the extent of its interests in the Leased Property), but only upon delivery to Lessor of a signed affidavit by an executive officer or equivalent person of authority at Lessee stating that such grant, release, dedication, transfer, petition or amendment is (a) reasonably required for the continued operation of the Leased Property in accordance with the Primary Intended Use, (b) not detrimental to the proper conduct of the business of Lessee on the Leased Property and (c) does not reduce the value of the Leased Property.

                                  ARTICLE VIII

            8.1. Compliance with Legal and Insurance Requirements, Instruments, etc. Subject to ARTICLE XII relating to permitted contests, Lessee, at its expense, will, during the Term, (a) comply with all Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, whether or not compliance therewith requires structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for any use of the Leased Property and/or Lessee's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.

            8.2. Legal Requirements Covenants. Lessee shall acquire and maintain all licenses, certificates, permits, provider agreements and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use. Lessee further covenants and agrees to perform all maintenance and alterations necessary to operate the Leased Property in accordance with all Legal Requirements and Insurance Requirements. Lessee, may, however, contest the legality or applicability of any such law, ordinance, rule or regulation, or any licensure or certification decision if Lessee maintains such action in good faith, with due diligence, without prejudice to Lessee's rights hereunder, and at Lessee's sole cost and expense. If by the terms of any such law, ordinance, rule or regulation, compliance therewith pending the prosecution of any such proceeding may legally be delayed without the occurrence of any fine, charge or liability of any kind against the Leased Property or Lessee's leasehold interest therein and without subjecting Lessee or Lessor to any liability, civil or criminal, for failure so to comply therewith, Lessee may delay compliance therewith until the final determination of such proceeding. If any lien, charge or civil or criminal liability would be incurred by reason of any such delay, Lessee, on the prior written consent of Lessor, may nonetheless contest as aforesaid and delay as aforesaid provided that such delay would not subject Lessor to criminal liability and Lessee both (a) furnishes to Lessor security satisfactory to Lessor (in its sole and absolute discretion) against any loss or injury by reason of such contest or delay, and (b) prosecutes the contest with due diligence and in good faith.

                                   ARTICLE IX

            9.1. Maintenance and Repair.

                  9.1.1 Lessee, at its sole expense, will, during the Term, keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto and which are under Lessee's control (and Lessee's Personal Property) in good order and repair (whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements or the age of the Leased Property, or any portion thereof), and, except as provided in ARTICLE XIV, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to or during the Term, provided, however, that Lessee shall be permitted to prosecute claims against Lessee's predecessors (but not Lessor except as herein provided) in title for (i) breach of any representation or warranty, or (ii) any latent defects in the Leased Property. All repairs shall be at least equivalent in quality to the original work. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use.

                  9.1.2 Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen/unforeseen, in connection with this Lease, or to maintain the Leased Property in any way. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted. Lessor shall have the right to give, record and post, as appropriate, notices of non-responsibility (or similar notices) under any mechanics' lien laws now or hereafter existing.

                  9.1.3 Lessee shall not make any modifications, alterations or improvements to the Leased Improvements or any portion thereof, whether by addition or deletion, without Lessor's prior written consent, which consent may be given or withheld in Lessor's reasonable discretion; provided, however, that Lessor's consent shall not be required in connection with any non-structural modifications, alterations or improvements that do not constitute capital improvements and that are otherwise made in compliance with this Lease, so long as the total cost thereof, with respect to any single Facility, does not exceed $50,000 and the total cost with respect to any single Facility in any twelve
(12) month period does not exceed $100,000. Nothing contained in this Lease and no action or inaction by Lessor shall be construed as constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property, or any portion thereof.

                  9.1.4 Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease, and except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair during the Term).

            9.2. Expenditures to Comply with Law. Without limiting Lessee's obligations as set forth elsewhere in this Lease, during the Term, Lessee will, at its sole cost and expense, make whatever expenditures (including but not limited to capital and non-capital expenditures) that are required to conform the Leased Property to such standards as may from time to time be required by Legal Requirements, or capital improvements required by any governmental agency having jurisdiction over the Leased Property as a condition of the continued operation of the Leased Property for its Primary Intended Use, pursuant to present or future Legal Requirements.

            9.3. Encroachments, Restrictions. If any of the Leased Improvements shall, at any time during the Term encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor or at the behest of any person affected by any such encroachment, violation or impairment, Lessee shall, at its sole cost and expense, (and after Lessor's prior approval) subject to Lessee's right to sue Lessor's predecessor in title (but not Lessor) with respect thereto or contest the existence of any encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or the Leased Property or (ii) make such changes in the Leased Improvements, and take such other actions, as

Lessee in the good faith exercise of its judgment deems reasonably practicable and necessary, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation, impairment or encroachment. Any such alteration shall be made in conformity with the applicable requirements of ARTICLE IX. Lessee's obligations under this SECTION
9.3 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance.

                                   ARTICLE X

            10.1. Lessee's Obligations for Hazardous Materials. Lessee shall, during the Term, at its sole cost and expense, take all actions as required to cause the Leased Property including, but not limited to, the Land and all Leased Improvements, to be free and clear of the presence of all Hazardous Materials (defined below); provided, however, that Lessee shall be entitled to use and maintain de minimus amounts of Hazardous Materials on the Leased Property in connection with Lessee's business and in compliance with all applicable laws. Lessee shall, upon its discovery, belief or suspicion of the presence of Hazardous Materials on, in or under any part of the Leased Property, including, but not limited to, the Land and all Leased Improvements, immediately notify Lessor and, at its sole cost and expense cause any such Hazardous Materials to be removed immediately, in compliance with all applicable laws and in a manner causing the least disruption of or interference with the operation of Lessee's business. Lessee shall fully indemnify, protect, defend and hold harmless Lessor from any costs, damages, claims, liability or loss of any kind or nature arising out of or in any way in connection with the presence, suspected presence, removal or remediation of Hazardous Materials in, on, or about the Leased Property, or any part thereof. Without limiting Lessee's other obligations under this Lease, Lessee agrees, at Lessee's sole cost, to fully comply with all recommendations set forth in any environmental report(s) that may be obtained by or provided to Lessor or Lessee. Lessee's obligations hereunder shall apply to all Hazardous Materials, irrespective of whether the existence of such Hazardous Materials is known by Lessor and no matter when they arose or were discovered and therefore will include any Hazardous Materials that existed prior to, at, or after the Commencement Date and during the Term.

            10.2. Definition of Hazardous Materials. For purposes of this Lease, Hazardous Materials shall mean any biologically or chemically active or other toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, substances defined or listed as "hazardous substances" or "toxic substances" or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6010, et seq., any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C.; 2601 et seq., any "toxic pollutant" under the Clean Water Act, 33 U.S.C. Section 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. Section 7401 et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802, et seq., and any hazardous or toxic substances or pollutant regulated under any other Legal Requirements.

                                   ARTICLE XI

      11. Liens. Subject to the provisions of ARTICLE XII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any part of the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) restrictions, liens and other encumbrances which are consented to in writing by Lessor or any easements granted pursuant to the provisions of SECTION 7.3 of this Lease, (c) liens for those taxes of Lessor which Lessee is not required to pay hereunder, (d) subleases permitted by
ARTICLE XXII, (e) liens for Impositions or for sums resulting from noncompliance with any Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by ARTICLE XII, (f) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that any such liens are in the process of being contested as permitted by ARTICLE XII, or (g) any lien, encumbrance, attachment, title retention agreement or claim upon any part of the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent arising by, through or under Lessor.

                                  ARTICLE XII

      12. Permitted Contests. Lessee shall have the right to contest the amount or validity of any Imposition or any Legal Requirement or Insurance Requirement or any attachment, levy, encumbrance, charge or claim ("CLAIMS") not otherwise permitted by ARTICLE XI, by appropriate legal proceedings in good faith and with due diligence (but this shall not be deemed or construed in any way as relieving, modifying or extending Lessee's covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Lease provided), on condition, however, that such legal proceedings cannot result in the sale of the Leased Property, or any part thereof, to satisfy the same or cause Lessor or Lessee to be in default under any mortgage or deed of trust encumbering any portion of the Leased Property or any interest therein. Upon the reasonable request of Lessor, Lessee shall provide to Lessor reasonable security satisfactory to Lessor to assure the payment of all Claims which may be assessed against the Leased Property together with interest and penalties, if any, thereon. Lessor agrees to join in any such proceedings (at Lessee's sole cost and expense) if the same be required to legally prosecute such contest of the validity of such Claims; provided, however, that Lessor shall not thereby be subjected to any liability for the payment of any costs or expenses in connection with any proceedings brought by Lessee; and Lessee shall indemnify and save harmless Lessor from any such costs or expenses, including reasonable attorneys' fees and costs incurred by Lessor. In the event that Lessee fails to pay any Claims when due or, upon Lessor's request, to provide the security therefor as provided in this ARTICLE XII and to diligently prosecute any contest of the same, Lessor may, upon thirty (30) days advance written Notice to Lessee, pay such charges together with any interest and penalties and the same shall be repayable to Lessee to Lessor at the next Payment Date provided for in this Lease. Provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property or impair the value of the Leased Property or in any way cause damage to Lessor, then Lessor shall give such written Notice as is practical under the circumstances. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor and for which Lessor has been fully reimbursed.

                                  ARTICLE XIII

            13.1. General Insurance Requirements. Subject to the provisions of
SECTION 13.8, during the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Lessee's Personal Property, insured with the kinds and amounts of insurance described below and any additional insurance reasonably required by Lessor to protect its interest in the Leased Property. This insurance shall be written by companies authorized to do insurance business in the States in which the Leased Property is located. The policies must name Lessor as an additional insured and/or loss payee, as applicable. Losses shall be payable to Lessor or Lessee as provided in ARTICLE XIV. In addition, upon Lessor's written request, the policies shall name as an additional insured and/or loss payee, as applicable, the holder ("FACILITY MORTGAGEE") of any mortgage, deed of trust or other security agreement and any other Encumbrance placed on the Leased Property in accordance with the provisions of ARTICLE XXXII and expressly including, without limitation, the Existing Encumbrances (a "FACILITY MORTGAGE") by way of a standard form of mortgagee's loss payable endorsement. Any loss adjustment shall require the written consent of Lessor, Lessee, and each Facility Mortgagee. Evidence of insurance shall be deposited with Lessor and, if requested, with any Facility Mortgagee. If any provision of any Facility Mortgage requires deposits of premiums for insurance to be made with such Facility Mortgagee, Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to each Facility Mortgagee, or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Facility Mortgagee. The policies on the Leased Property, including the Leased Improvements, Fixtures and Lessee's Personal Property, shall insure against the following risks:

                  13.1.1 Insurance against loss or damage by fire, casualty and other hazards as now are or subsequently may be covered by an "all risk" policy or a policy covering "special" causes of loss, with such endorsements as Lessor (or a Facility Mortgagee) may from time to time reasonably require and which are customarily required by institutional lenders of similar properties similarly situated, including, without limitation, building ordinance law, lightning, windstorm, civil commotion, hail, riot, strike, water damage, sprinkler leakage, collapse, malicious mischief, explosion, smoke, aircraft, vehicles, vandalism, falling objects and weight of snow, ice or sleet, and covering the Leased Property in an amount equal to 100% of the full insurable replacement value of the Leased Property (exclusive of footings and foundations below the lowest basement floor) without deduction for depreciation. The determination of the replacement cost amount shall be adjusted annually to comply with the requirements of the insurer issuing the coverage or, at Lessor's (or a Facility Mortgagee's) election, by reference to such indexes, appraisals or information as Lessor's (or a Facility Mortgagee's) determines in its reasonable discretion, and, unless the insurance required by this paragraph shall be effected by blanket and/or umbrella policies in accordance with the requirements of this Lease, the policy shall include inflation guard coverage that ensures that the policy limits will be increased over time to reflect the effect of inflation. Each policy shall, subject to Lessor's (or a Facility Mortgagee's) approval, contain (i) a replacement cost endorsement, without deduction for depreciation,
(ii) either an agreed amount endorsement or a waiver of any co-insurance provisions, and (iii) an ordinance or law coverage or enforcement endorsement if the

Improvements or the use of the Property constitutes any legal nonconforming structures or uses, and shall provide for deductibles in such amounts as Lessor (or a Facility Mortgagee) may permit in its sole discretion.;

                  13.1.2 If the Leased Property contains steam boilers, steam pipes, steam engines, steam turbines or other high pressure vessels, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Leased Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of the Leased Improvements, which policies shall insure against physical damage to and loss of occupancy and use of the Leased Improvements arising out of an accident or breakdown covered thereunder;

                  13.1.3 Business and rental interruption insurance (i) covering the same perils of loss as are required to be covered by the property insurance required under SECTION 13.1.1 AND 13.1.2 above, (ii) in an amount equal to the projected annual net income from the Leased Property plus carrying costs and extraordinary expenses of the Leased Property for a period of twelve (12) months, based upon Lessee's reasonable estimate thereof as approved by Lessor (or a Facility Mortgagee), (iii) including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Lessee, Lessor and any other insured thereunder from being a co-insurer, and (iv) providing that any covered loss thereunder shall be payable to Lessor;

                  13.1.4 Commercial general liability insurance under a policy containing "Comprehensive General Liability Form" of coverage (or a comparably worded form of coverage) and the "Broad Form CGL" endorsement (or a policy which otherwise incorporates the language of such endorsement), which policy shall include, without limitation, coverage against claims for personal injury, bodily injury, death and property damage liability without respect to the Leased Property and the operations related thereto, whether on or off the Leased Property, and the following coverages: Employee as Additional Insured, Product Liability/Completed Operations; Broad Form Contractual Liability, Independent Contractor, Personal Injury and Advertising Injury Protection, Medical Payment (with a minimum limit of $5,000 per person), Broad Form Cross Suits Liability Endorsement, where applicable, hired and non-owned automobile coverage (including rented and leased vehicles), and, if any alcoholic beverages shall be sold, manufactured or distributed in the Leased Property, liquor liability coverage, all of which shall be in such amounts as Lessor may from time to time reasonably require, but not less than One Million Dollars ($1,000,000) per occurrence, and Five Million Dollars ($5,000,000) in the aggregate. If such policy shall cover more than one Facility, such limits shall apply on a "per location" basis. If any swimming pool is located at any Facility in the future, umbrella coverage shall be provided in the amount of Ten Million Dollars ($10,000,000). Such liability policy shall delete the contractual exclusion under the personal injury coverage, if possible, and if available, shall include the following endorsements: Notice of Accident, Knowledge of Occurrence, and Unintentional Error and Omission;

                  13.1.5 Professional liability insurance coverage in an amount equal to not less than One Million Dollars ($1,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate;

                  13.1.6 Flood insurance in an amount equal to the full insurable value of the Leased Property or the maximum amount available, whichever is less, if the Leased Property is located in an area designated by the Secretary of Housing and Urban Development or the Federal Emergency Management Agency as having special flood hazards; and

                  13.1.7 Workers' compensation insurance and/or other similar insurance which may be required by governmental authorities or applicable legal requirements in an amount at least equal to the minimum required by law, and employer's liability insurance with a limit of One Hundred Thousand Dollars ($100,000) per accident and per disease per employee, and Five Hundred Thousand Dollars ($500,000) in the aggregate for disease arising in connection with the operation of the Leased Property; and

                  13.1.8 During the period of any new construction on the Leased Property, a so-called "Builder's All-Risk Completed Value" or "Course of Construction" insurance policy in non-reporting form for any improvements under construction, including, without limitation, for demolition and increased cost of construction or renovation, in an amount equal to 100% of the estimated replacement cost value on the date of completion, including "soft cost" coverage, and Workers' Compensation Insurance covering all persons engaged in such construction, in an amount at least equal to the minimum required by law. In addition, each contractor and subcontractor shall be required to provide Facility Mortgagee with a certificate of insurance for (i) workers' compensation insurance covering all persons engaged by such contractor or subcontractor in such construction in an amount at least equal to the minimum required by law, and (ii) general liability insurance showing minimum limits of at least $5,000,000, including coverage for products and completed operations. Each contractor and subcontractor also shall cover Lessee and Lessor (and any Facility Mortgagee) as an additional insured under such liability policy and shall indemnify and hold Lessee and Lessor (and any Facility Mortgagee) harmless from and against any and all claims, damages, liabilities, costs and expenses arising out of, relating to or otherwise in connection with its performance of such construction.

            13.2. Replacement Cost. The term "full replacement cost" as used herein, shall mean the actual replacement cost of the Leased Property requiring replacement from time to time including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy. In the event either party believes that full replacement cost (the then replacement cost less such exclusions) has increased or decreased at any time during the Term, it shall have the right to have such full replacement cost redetermined.

            13.3. Additional Insurance. In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably required from time to time by Lessor or any Facility Mortgagee and shall further at all times maintain, to the extent required by applicable law, worker's compensation insurance coverage (including self-insurance) for all persons employed by Lessee (or its agent or operator) on the Leased Property.

            13.4. Waiver of Subrogation. All insurance policies carried by either party covering any part of the Leased Property, the Fixtures, the Facilities, or Lessee's Personal Property including without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.

            13.5. Form Satisfactory, etc. All of the policies of insurance referred to in this ARTICLE XIII shall be written in a form reasonably satisfactory to Lessor and by insurance companies reasonably satisfactory to Lessor (and, as applicable, any Facility Mortgagee). Subject to the foregoing, Lessor agrees that it will not unreasonably withhold or delay its approval as to the form of the policies of insurance or as to the insurance companies selected by Lessee. Lessee shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and, with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Lessee either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable by Lessee to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default within the meaning of SECTION 16.1. Each insurer mentioned in this ARTICLE XIII shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor (and to any Facility Mortgagee, if required by the same) thirty (30) days' written notice before the policy or policies in questions shall be altered, allowed to expire or canceled.

            13.6. Increase in Limits. In the event that a Facility Mortgagee shall at any time reasonably determine the limits of the personal injury or property damage, or public liability insurance then carried to be insufficient, Lessee shall thereafter carry the insurance with increased limits until further change pursuant to the provisions of this Section; provided that if Lessor desires to increase the limits of insurance, and such is not pursuant to the request of a Facility Mortgagee, then Lessor may not demand an increase in limits above the limits generally consistent with the requirements of owners of long term care properties in the state in which the applicable Facility is located.

            13.7. Blanket Policy. Notwithstanding anything to the contrary contained in this ARTICLE XIII, Lessee's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this
ARTICLE XIII shall be met in any such blanket policy.

            13.8. No Separate Insurance. Lessee shall not on Lessee's own initiative or pursuant to the request or requirement of any third party take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article, to be furnished or which may reasonably be required to be furnished, by Lessee or increase the amount of any then existing insurance by securing any additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees are included therein as additional insureds, and the loss is payable under said insurance in the same manner as losses are payable under the Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amount of the then existing insurance.

            13.9. Continuous Coverage. Prior to the Commencement Date, Lessee was the tenant and operator of the Leased Property, and prior to that, Lessee was the owner and operator of the Leased Property. Therefore, Lessee already has in place insurance with respect to the Leased Property. Lessee shall assure that there is no gap in the insurance coverage provided in connection with the Leased Property at or after the Commencement Date, and therefore, the insurance provided by Lessee shall be continuous, with the types and amounts of coverage, described herein to be applicable on the Commencement Date. To the extent there is not full, complete and continuous coverage for all issues, no matter when arising, claimed or occurring, Lessee shall, at its sole cost, obtain such insurance.

                                   ARTICLE XIV

            14.1. Insurance Proceeds. Subject to the rights of any Facility Mortgagee, all proceeds payable by reason of any loss of or damage to the Leased Property, or any portion thereof, which is insured under any policy of insurance required by ARTICLE XIII of the Lease, where the total proceeds paid by the insurer are less than $150,000.00, shall be paid to Lessee and applied to the reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof. All proceeds payable by reason of any loss of or damage to the Leased Property, or any portion thereof, which is insured under any policy of insurance required by ARTICLE XIII of this Lease where the total proceeds paid by the insurer are equal to or in excess of $150,000.00 shall be paid to Lessor and held by Lessor in trust and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time-to-time for the reasonable costs of such reconstruction or repair. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall go to Lessee, provided the Lease is in force and there exists no uncured Event of Default; otherwise such excess shall be paid to Lessor for application as set forth in ARTICLE XVI hereof. All insurance proceeds that are awarded and not applied to the restoration or repair of the Leased Property shall be retained by Lessor. All salvage resulting from any risk covered by insurance shall belong to Lessor except that any salvage relating to Lessee's Personal Property shall belong to Lessee.

            14.2. Reconstruction in the Event Damage of Destruction Covered by Insurance Proceeds.

                  14.2.1 If during the Term, the Leased Property is totally or partially destroyed by a risk covered by the insurance described in ARTICLE XIII and whether or not any Facility thereby is rendered Unsuitable for its Primary Intended Use, Lessee shall restore the Leased Property to substantially the same condition as existed immediately before the damage or destruction. Lessee shall be entitled to the insurance proceeds for the purpose of such repair and restoration. Lessor shall apply or make available to Lessee insurance proceeds received by it towards the costs of such repair and restoration.

                  14.2.2 If the cost of the repair or restoration exceeds the amount of proceeds received by Lessee or Lessor from the insurance required under ARTICLE XIII as provided in SECTION 14.1, above, Lessee shall be obligated, prior to commencing the repair and restoration, to contribute any excess amount needed to restore the Leased Property or to provide Lessor with satisfactory evidence that such funds are, and throughout the entire period of reconstruction will be, available. If Lessee contributes such excess in cash, such excess shall be paid by Lessee to Lessor to be held in trust, together with any insurance proceeds, for application to the cost of repair and restoration.

            14.3. Reconstruction in the Event of Damage of Destruction Not Covered by Insurance. If during the Term, the Leased Property is damaged or destroyed irrespective of the extent of the damage from a risk not covered by the insurance described in ARTICLE XIII, whether or not such damage renders any portion of the Leased Property Unsuitable for Its Primary Intended Use, Lessee shall restore the damaged Leased Property to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease nor result in any reduction in Rent (including without limitation Minimum Rent).

            14.4. Lessee's Property. All insurance proceeds payable by reason of any loss of or damage to any of Lessee's Personal Property shall be paid to Lessee, and Lessee shall hold such insurance proceeds in trust to pay the cost of repairing or replacing damaged Lessee's Personal Property.

            14.5. Restoration of Lessee's Property. Without limiting Lessee's obligation to restore the Leased Property as provided in SECTIONS 14.2 and 14.3, Lessee shall also restore all alterations and improvements made by Lessee, including Lessee's Personal Property but only to the extent that Lessee's Personal Property is necessary to the operation of the Leased Property for its Primary Intended Use in accordance with applicable Legal Requirements.

            14.6. No Abatement of Rent. This Lease shall remain in full force and effect and Lessee's obligation to make rental payments and to pay all other charges required by this Lease shall not be abated during the pendency of repair or restoration.

            14.7. Substitution of Leased Property. Notwithstanding anything to the contrary contained in this Lease, in the event of the total destruction of any single Facility, Lessor shall make available to Lessee and add to the Leased Property a facility of equal or approximate value to the destroyed Facility. If necessary, Lessor shall apply insurance proceeds received by it towards the replacement of the destroyed Facility. Lessor may elect to satisfy the foregoing obligation either by purchasing an already existing facility, by constructing a new facility, or otherwise.

                                   ARTICLE XV

      15. Condemnation.

            15.1. Definitions.

                  15.1.1 "CONDEMNATION" means (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor,
(b) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

                  15.1.2 "DATE OF TAKING" means the date the Condemnor has the right to possession of the property being condemned.

                  15.1.3 "AWARD" means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

                  15.1.4 "CONDEMNOR" means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

            15.2. Parties' Rights and Obligations. If during the Term there is any taking of all or any part of the Leased Property or any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this ARTICLE XV.

            15.3. Total Condemnation. If title to the fee of the whole of the Leased Property shall be taken or condemned by any Condemnor, this Lease shall cease and terminate as of the Date of Condemnation by said Condemnor. Upon the termination of the Lease following a total Condemnation, all Rent (including, without limitation, Minimum Rent, Additional Rent and Additional Charges) paid or payable by Lessee hereunder shall be apportioned as of the date of termination. Notwithstanding anything to the contrary contained in this Lease, in the event of the total condemnation of any single Facility, Lessor shall make available to Lessee and add to the Leased Property a facility of equal or approximate value to the condemned Facility. If necessary, Lessor shall apply any Award received by it towards the replacement of the condemned Facility. Lessor may elect to satisfy the foregoing obligation either by purchasing an already existing facility, by constructing a new facility, or otherwise.

            15.4. Allocation of Portion of Award. Any Award made with respect to all or any portion of the Leased Property or for loss of rent, or for loss of business, whether or not beyond the Term of this Lease, or for the loss of value of the leasehold (including the bonus value of the Lease) shall be solely the property of and payable to Lessor. Lessee shall be entitled to make a separate claim for the taking of Lessee's Personal Property (as long as such claim will not diminish Lessor's Award), for the removal or relocation expenses of Lessee (as long as such claim will not diminish Lessor's Award), or for any other loss that can be awarded to Lessee separately from Lessor's claim and which will not in any respect whatsoever diminish or threaten to diminish the total amounts to be awarded to Lessor as set forth above or otherwise for Lessee's full fee simple interest in the Leased Property. In any Condemnation proceedings, each of the Lessor and Lessee shall each seek its own claim in conformity herewith, at its own expense.

Lessor's obligation to contribute part of its Award for restoration is set forth in SECTION 15.5, below.

            15.5. Partial Taking. If title to the fee of less than the whole of the Leased Property shall be so taken or condemned, this Lease shall continue in full force and effect, there shall be no reduction in Rent (including, without limitation, Minimum Rent and Additional Charges).

            15.6. Temporary Taking. Lessee agrees that if, at any time after the date hereof, the whole or any part of the Leased Property or of Lessee's interest under this Lease, shall be Condemned by any Condemnor for its temporary use or occupancy, this Lease shall not terminate by reason thereof, and Lessee shall continue to pay, in the manner and at the times herein specified, the full amounts of Rent (including Minimum Rent, Additional Charges and Additional
Rent). Except only to the extent that Lessee may be prevented from doing so pursuant to the terms of the order of the Condemnor, Lessee shall also continue to perform and observe all of the other terms, covenants, conditions and obligations hereof, on the part of the Lessee to be performed and observed, as though such Condemnation had not occurred. In the event of any such Condemnation as in this SECTION 15.6 described, the entire amount of any such Award made for such temporary use, whether paid by way of damages, rent or otherwise, shall be paid to Lessee, Lessee covenants that upon the termination of any such period of temporary use of occupancy as set forth in this SECTION 15.6, it will, at its sole cost and expense, restore the Leased Property as nearly as may be reasonably possible, to the condition in which the same was immediately prior to the Condemnation, unless such period of temporary use or occupancy shall extend beyond the expiration of the Term, in which case Lessee shall not be required to make such restoration, and in such case, Lessee shall contribute to the cost of such restoration that portion of its entire Award which is specifically allocated to such restoration in the judgment or order of the court, if any.

                                  ARTICLE XVI

            16.1. Events of Default. Any one or more of the following events shall be an "EVENT OF DEFAULT":

                  (a) if Lessee fails to make payment of the Rent payable by Lessee under this Lease when the same becomes due and payable and such failure is not cured by Lessee within a period of three (3) Business Days after Notice thereof from Lessor; or

                  (b) if Lessee fails to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed an Event of Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within ninety days of receipt of Lessor's Notice. No Event of Default shall be deemed to exist under this clause
(b) during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Lessee shall remedy such default without further delay;

                  (c) if Lessee commits an "Event of Default" under any of the Other Leases (defined below). Without limiting the foregoing, if Lessee commits an "Event of Default" under this Lease, Lessee shall thereby be in default (and shall therefore have committed an "Event of Default") under each and all of the Other Leases; or

                  (d) if Lessee does any of the following: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any federal or state insolvency law; (iii) make a general assignment for the benefit of its creditors; (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or (v) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or

                  (e) if Lessee, on a petition in bankruptcy filed against it, is adjudicated a bankrupt or an order for relief thereunder is entered against it or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Lessee, a receiver for Lessee or of the whole or substantially all of its property, or approving a petition filed against Lessee seeking reorganization or arrangement of Lessee under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof; or

                  (f) if Lessee shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets; or

                  (g) if the estate or interest of Lessee in the Leased Property or any part thereof be levied upon or attached in a proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after Notice thereof from Lessor, (unless Lessee shall be contesting such lien or attachment in good faith in accordance with ARTICLE XII hereof); or

                  (h) if Lessee voluntarily ceases operations on the Leased Property for a period in excess of two (2) days; or

                  (i) if any of Lessee's representations or warranties set forth in this Lease proves to be untrue when made in any material respect which materially and adversely affects Lessor; or

                  (j) if Lessee (or any of its Affiliates) commits an "Event of Default" under any other lease or sublease now or hereafter entered into between Lessor (or any of its Affiliates) and Lessee (or any of its Affiliates) (the "OTHER LEASES"). Without limiting the foregoing, if Lessee commits an "Event of Default" under this Lease, Lessee (or any of its Affiliates) shall thereby have committed an "Event of Default" under the Other Leases); or

                  (k) if Lessee attempts to assign or sublease, in violation of the provisions of this Lease; or

                  (l) subject to the provisions of ARTICLE XII hereof, if Lessee ceases to maintain in effect any license, permit, certificate or approval necessary or otherwise required to operate any Facility in accordance with its Primary Intended Use; or

                  (m) any Change in Control (as defined below) of Lessee following the Commencement Date of this Lease. As used in this SECTION 16.1(m), the term "CHANGE OF CONTROL" shall mean any change (voluntary or involuntary, by operation of law or otherwise) in the Person or Persons (as defined below) which ultimately exert effective control over the management of the affairs of Lessee (a "CONTROLLING ENTITY") as of the date hereof. A Change of Control shall specifically include, but not be limited to, any of the occurrences described in subparagraphs (i) through (iii) below in this SECTION 16.1(m).

      Notwithstanding anything to the contrary set forth in this SECTION 16.1(m), any Change of Control which either (a) has been previously agreed to in writing by Lessor, or (b) constitutes a Permitted Transaction (as defined below), shall not constitute an Event of Default under this Lease. For the purpose of this SECTION 16.1(m), the term "PERMITTED TRANSACTION" shall mean any transaction, whether by operation of law or otherwise, resulting in a Change in Control in which, immediately following such Change in Control, the Person or Persons which ultimately exert effective control over the management of the affairs of Lessee and/or Lessee's Controlling Entity (such Person or Persons, the "SUCCESSOR PERSON") meet both of the following tests: (A) such Successor Person or Persons has or have an audited consolidated tangible net worth, determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), equal to or greater than One Hundred Fifty Million and No/100 Dollars ($150,000,000.00), and (B) such Successor Person or Persons then has or have issued and outstanding securities which are publicly traded on the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX"), or the NASDAQ-National Markets System ("NASDAQ"). From and after the occurrence of a Permitted Transaction, the failure by the Successor Person or Persons to (AA) maintain an audited consolidated tangible net worth, determined in accordance with GAAP, equal to or greater than One Hundred Fifty Million and No/100 Dollars ($150,000,000.00), and (BB) continue to have issued and outstanding securities which are publicly traded on the NYSE, the AMEX, or the NASDAQ, shall constitute an Event of Default.

      For purposes of this SECTION 16.1(m), a Change of Control shall include, but not be limited to, any of the following occurrences:

            (i) any Person (defined below) is or becomes the Beneficial Owner (defined below), directly or indirectly, of securities of Lessee and/or Lessee's Controlling Entity, whether by operation of law or otherwise, representing thirty percent (30%) or more of the combined voting power of the then outstanding securities of Lessee and/or its Controlling Entity (whereupon such Person shall be deemed a Successor Person hereunder); or

            (ii) the stockholders of Lessee or its Controlling Entity approve a merger or consolidation of Lessee or its Controlling Entity (as applicable) with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of Lessee or its Controlling Entity (as applicable) which are outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Lessee or its Controlling Entity or such surviving entity immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Lessee or its Controlling Entity (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the then outstanding securities of Lessee and/or its Controlling Entity shall not constitute a Change in Control; or

            (iii) the stockholders of Lessee or its Controlling Entity approve a plan of complete liquidation of Lessee or its Controlling Entity (as applicable) or an agreement for the sale or disposition by Lessee or its Controlling Entity of all or substantially all of the assets of Lessee or its Controlling Entity.

      For purposes of this SECTION 16.1(m), the term "PERSON" shall have the meaning ascribed thereto in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the term "BENEFICIAL OWNER" shall have the meaning ascribed thereto in Rule 13d-3 of the Exchange Act.

      Upon the occurrence of an Event of Default, in addition to all of Lessor's other remedies, Lessor may terminate this Lease by giving Lessee not less than ten (10) Business Days' Notice of such termination and upon the expiration of the time fixed in such Notice, the Term shall terminate and all rights of Lessee under this Lease shall cease.

      In the event litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys' fees, and all costs and expenses incurred in connection therewith. Lessor's fees, costs and expenses, including those related to any insolvency proceedings filed by Lessee, shall constitute Additional Charges hereunder.

      Notwithstanding the foregoing, Lessor acknowledges and agrees that the following shall not constitute Events of Default hereunder: (i) the occurrence of any default by Lessee under SECTIONS 16(d) AND (e) prior to January 31, 2003,
(ii) the occurrence of any default by Lessee under SECTIONS 16(d) AND (e) after January 31, 2003 but only during the pendency of a bankruptcy proceeding in which Lessee is a debtor, which proceeding was filed prior to January 31, 2003,
(iii) the occurrence of any default by Lessee under SECTION 16(m) prior to January 31, 2003 or after January 31, 2003 but only during the pendency of or the confirmation plan issued pursuant to a bankruptcy proceeding in which Lessee is a debtor which proceeding was filed prior to January 31, 2003, or (iv) the occurrence of any default by Lessee under SECTION 16(c) or 16(j) resulting from any of the actions described in (i) - (iii) hereof prior to January 31, 2003 or during the pendency or the confirmation plan issued pursuant to a bankruptcy proceeding in which Lessee is a debtor which proceeding was filed prior to January 31, 2003.

      Lessee further agrees that if any of the events described in SECTIONS 16(d) AND (e) should occur at anytime during the Term, Lessee shall affirm this Lease and all of its obligations as set forth hereunder.

            16.2. Certain Remedies. In addition to all of its rights under this Lease, Lessor shall have all remedies and rights provided in law and equity as a result of an Event of Default or Lessee's other breach under this Lease. Without limiting the foregoing, if an Event of Default occurs (and the event giving rise to such Event of Default has not been cured within the curative period relating thereto as set forth in SECTION 16.1 above) whether or not this Lease has been terminated pursuant to SECTION 16.1, Lessee shall, to the extent permitted by law, if required by Lessor so to do, immediately surrender to Lessor the Leased Property pursuant to the provisions of SECTION 16.1 and quit the same and Lessor may enter upon and repossess the Leased Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other persons and any and all personal property from the Leased Property subject to rights of any residents or patients and to Legal Requirements.

            16.3. Damages. Neither (a) the termination of this Lease pursuant to
SECTION 16.1, (b) the repossession of the Leased Property, nor (c) the failure of Lessor, notwithstanding reasonable good faith efforts, to relet the Leased Property, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Lessee shall forthwith pay to Lessor all Rent due and payable through and including the date of such termination.

      Lessor shall not be deemed to have terminated this Lease unless Lessor delivers Notice to Lessee of such election. If Lessee voluntarily elects to terminate this Lease, then in addition to all remedies available to Lessor, Lessor may recover the sum of: (i) the worth at the time of award of the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided, and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including reasonable attorney fees, court costs and reasonable out-of-pocket expenses in the enforcement of Lessor's rights hereunder.

      The "worth at the time of award" of the amounts referred to in subparagraphs (i) and (ii) above is computed by allowing interest at the maximum legal rate of interest permitted in accordance with the laws of the State of California. The worth at the time of award of the amount referred to in subparagraph (iii) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

      Without limiting Lessor's other remedies provided herein and provided by law, Lessor may continue the Lease in effect after Lessee's breach and abandonment and recover Rent as it becomes due, provided that, in such event, Lessee has the right to sublet or assign subject only to reasonable conditions imposed by Lessor. Accordingly, without termination of Lessee's right to possession of the Leased Property, Lessor may demand and recover each installment of Rent and other sums payable by Lessee to Lessor under this Lease as the same becomes due and payable, which Rent and other sums shall bear interest at the maximum interest rate permitted in accordance with the laws of the State of California, from the date when due until paid, and Lessor may enforce, by action or otherwise, any other term or covenant of this Lease.

            16.4. Application of Funds. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order which Lessor may determine or as may be prescribed by the laws of the State of California.

            16.5. Executory Contract. Should Lessee file any proceeding under federal bankruptcy or other comparable federal or state insolvency laws, it shall, in addition to any other requirement under 11 U.S.C., Section 365 or other applicable provisions, be required to cure any and all obligations hereunder prior to being allowed to assume this Lease.

                                  ARTICLE XVII

      17. Lessor's Right to Cure Lessee's Default. If Lessee fails to make any payment or to perform any act required to be made or performed under this Lease, and to cure the same within the relevant time periods provided in SECTION 16.1, Lessor, after thirty (30) days Notice to and demand upon Lessee, and without waiving or releasing any obligation of Lessee or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. Provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property or cause damage to Lessor, then Lessor shall give such written Notice as is practical under the circumstances. No such entry shall be deemed an eviction of Lessee. In exercising any remedy under this ARTICLE XVII, Lessor shall use its good faith efforts not to violate any rights of residents of the applicable Facility. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, in each case) so incurred, together with a late charge thereon (to the extent permitted by law) at the rate set forth in SECTION 3.5 above from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessee contained in this Article shall survive the expiration or earlier termination of this Lease.

                                  ARTICLE XVIII

            18. Intentionally omitted.

                                   ARTICLE XIX

            19. Holding Over. If Lessee shall for any reason remain in possession of the Leased Property after the expiration of the Term or earlier termination of the Term hereof, such possession shall be as a month-to-month tenant during which time Lessee shall pay as rental each month, the aggregate of
(i) 150% multiplied by the Minimum Rent payable with respect to the last month of the Term, (ii) all Additional Charges accruing during such month and (iii) all other sums payable by Lessee pursuant to the provisions of this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

                                   ARTICLE XX

      20. Risk of Loss. During the Term of this Lease, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures (except to the extent caused by or through Lessor), attachments, levies or executions (other than those caused by or through Lessor) is assumed by Lessee, and in the absence of gross negligence or willful misconduct by Lessor, Lessor shall in no event be answerable or accountable therefor, nor shall any of the events mentioned in this Section entitle Lessee to any abatement or offset of Rent, or any right to terminate this Lease. Without limiting the foregoing, Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee's employees, contractors, invitees, customers, or any other person in or about the Leased Property, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Leased Property, or any part thereof, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible or not, unless such damage or injury is a result of the gross negligence or willful misconduct of Lessor. Lessor shall not be liable for any damages arising from any act or omission of Lessee, or any other party named above.

                                  ARTICLE XXI

      21. Indemnification. Notwithstanding the existence of any insurance provided for in ARTICLE XIII, and without regard to the policy limits of any such insurance, Lessee will protect, indemnify, save harmless and defend Lessor from and against all liabilities, obligations, claims, damages, awards, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks, including without limitation any claims of malpractice, (b) any occupancy, use, misuse, non-use, condition, including any environmental conditions caused by Lessee, maintenance or repair by Lessee of the Leased Property, (c) any Impositions (which are the obligations of Lessee to pay pursuant to the applicable provisions of this Lease), (d) any failure on the part of Lessee to in any way perform or comply with any of the terms of this Lease, and (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property (to the extent permitted) to be performed by the Lessee thereunder. Any amounts which become payable by Lessee under this Section shall be paid within ten (10) Business Days of receipt by Lessee of Lessor's written demand for such sums, and if not timely paid, shall bear a late charge (to the extent permitted by law), at the rate set forth in
SECTION 3.5 above, from the date of such determination to the date of payment. Lessee, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor, or may compromise or otherwise dispose of the same as Lessee sees fit, all at Lessee's sole cost and expense. Nothing herein shall be construed as indemnifying Lessor against its own grossly negligent, reckless or willful misconduct or against the acts or omissions of any subsequent lessee of the Leased Property in the event of the termination by Lessor of Lessee's right to possession of the Leased Property without termination of the Lease. Lessee's liability for a breach of the provisions of this Article arising during the Term hereof shall survive any termination of this Lease.

                                  ARTICLE XXII

      22. Subletting and Assignment. Lessee may not assign, sublease or sublet, encumber, appropriate, pledge or otherwise transfer, the Lease or the leasehold or other interest in the Leased Property without Lessor's consent, which consent shall not be unreasonably withheld. Upon Lessor's consent, (a) in the case of a subletting, the sublessee shall comply with the provisions of SECTION 22.2, (b) in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be, and become, jointly and severally liable with Lessee for the performance thereof, (c) an original counterpart of each such sublease and assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in a form and substance satisfactory to Lessor, shall be delivered promptly to Lessor, and (d) in case of either an assignment or subletting, Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder. Nothing hereunder shall preclude Lessor from selling the Leased Property or assigning or transferring its interest hereunder, provided the new owner or assignee expressly assumes Lessor's obligations under this Lease.

            22.1. Attornment. Lessee shall insert in a sublease permitted under
SECTION 22.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder at Lessor's option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, and (c) in the event the sublessee receives a written Notice from Lessor or Lessees assignees, if any, stating that Lessee is in default under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct. All rents received from the sublessee by Lessor or Lessor's assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease.

            22.2. Sublease Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublet the Leased Property on any basis, such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (i) the income or profits derived by the business activities of the sublessee, or (ii) any other formula such that any portion of the sublease rental received by Lessor would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

                                 ARTICLE XXIII

      23. Compliance with Mortgage. Subject to applicable requirements set forth elsewhere in this Lease, Lessee shall comply with all applicable provisions of any Facility Mortgage, and shall comply with any reasonable request for information (including, without limitation, any financial information that may not be expressly required in this Lease) from any Facility Mortgagee.

                                  ARTICLE XXIV

      24. Lessor's Right to Inspect; Officer's Certificates; Books and Records.

            24.1. Lessor's Right to Inspect. Lessee shall permit Lessor and its authorized representatives to inspect the Leased Property as well as Lessee's books and records on reasonable notice (twenty-four (24) hours prior notice shall be deemed reasonable) during usual business hours subject to any security, health, safety or confidentiality requirements of Lessee or any Legal Requirements or Insurance Requirements.

            24.2. Officer's Certificates. At any time from time-to-time upon not less than ten (10) days Notice by Lessor, Lessee will furnish to Lessor a certified written certificate from a duly authorized officer of Lessee certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which Rent has been paid and such other information concerning this Lease as may be reasonably requested by Lessor and/or any Facility Mortgagee. Any such certificate furnished, whether pursuant to this
SECTION 24.2 or some other provision in this Lease, may be relied upon by Lessor, any prospective purchaser of the Leased Property and Facility Mortgagee.

            24.3. Books and Records. In addition to all other obligations to provide financial information contained elsewhere in this Lease, Lessee will furnish the following to Lessor:

                  (a) Lessee shall keep adequate books and records of account with respect to the Leased Property and each Facility in accordance with GAAP (but omitting footnotes), or in accordance with other methods elected by Lessee from time to time and reasonably acceptable to Lessor (such as the tax basis method of accounting, consistently applied) and Lessee shall furnish to Lessor:
(i) quarterly operating statements of each Facility (the "PERIODIC OPERATING STATEMENTS") detailing the revenues received, the expenses incurred and the net operating income for that quarter and containing appropriate year to date information, the Periodic Operating Statements to be provided within forty-five
(45) days after the end of each of the first three fiscal quarters of each fiscal year and within ninety (90) days after the end of the fourth fiscal quarter of each fiscal year; and (ii) an annual operating statement of each Facility (the "ANNUAL OPERATING STATEMENT") detailing the total revenues received, total expenses incurred, and total net operating income, the Annual Operating Statement to be provided within ninety (90) days after the close of each fiscal year of the Lessee.

                  (b) In addition to the financial reports specified in the preceding paragraph, Lessee also shall deliver occupancy reports listing the number of units, the percentage of occupancy, and the gross revenue from residents (the "OCCUPANCY INFORMATION"), prepared and certified by Lessee to Lessor (and upon request any Facility Mortgagee) as true and correct, such Occupancy Information to be provided on a quarterly basis, within forty-five
(45) days after the end of each of the first three fiscal quarters of each fiscal year and within ninety (90) days after the end of the fourth fiscal quarter of each fiscal year.

                  (c) Notwithstanding the foregoing, Lessor shall have the option, which may be exercised by Notice to Lessee, to require Lessee to furnish the Periodic Operating Statements and the Occupancy Information on a monthly basis (within thirty (30) days after the end of each calendar month) for a period of twelve successive calendar months, commencing with the first full calendar month following the date of such notice.

                  (d) To the extent that Lessee, or any Controlling Entity of Lessee, is required by any regulatory agency to file financial statements or reports, within ten (10) calendar days of such filing, Lessee shall deliver to Lessor a copy of any such filing(s) and report(s). To the extent prepared, Lessee shall also provide to Lessor on an annual basis, copies of such financial statements and/or reports and/or filings (whether audited or unaudited, depending on the practice of such entities) prepared by any Controlling Entity.

                  (e) Lessee shall provide to Lessor (i) quarterly operating statements (unaudited) of Lessee, detailing the revenues received, the expenses incurred and the net operating income for that quarter and containing appropriate year to date information, to be provided within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year and within ninety (90) days after the end of the fourth fiscal quarter of each fiscal year; and (ii) an annual operating statement (audited) of Lessee, detailing the total revenues received, total expenses incurred, and total net operating income, to be provided within ninety (90) days after the close of each fiscal year of the Lessee.

      Whether or not expressly stated elsewhere above in this SECTION 24.3, all information, reports, filings, etc. provided by Lessee to Lessor under this
SECTION 24.3 shall be (i) prepared in accordance with GAAP (but omitting footnotes), and (ii) accompanied with a written certificate from a duly authorized officer of Lessee certifying that to the best knowledge of the officer executing such certificate, all accompanying information is true and complete. In addition to all of the items expressly identified and required elsewhere in this SECTION 24.3 (or elsewhere in this Lease), Lessee shall promptly comply with any request by Lessor or any Facility Mortgagee for the production of additional financial information (whether relating to Lessee, or a Controlling Entity of Lessee) as may deemed relevant or prudent by Lessor and/or any Facility Mortgagee.

                                  ARTICLE XXV

      25. No Waiver. The waiver by Lessor or Lessee of any term, covenant or condition in this Lease shall not be deemed to be a waiver of any other term, covenant or condition or any subsequent waiver of the same or any other term, covenant or condition contained in this Lease. The subsequent acceptance of Rent hereunder by Lessor or any payment by Lessee shall not be deemed to be a waiver of any preceding default of any term, covenant or condition of this Lease, other than the failure to pay the particular amount so received and accepted, regardless of the knowledge of any preceding default at the time of the receipt or acceptance.

                                  ARTICLE XXVI

      26. Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.

                                 ARTICLE XXVII

      27. Acceptance of Surrender. No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

                                 ARTICLE XXVIII

      28. No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or pay interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

                                  ARTICLE XXIX

      29. Conveyance by Lessor. If Lessor or any successor Lessor of the Leased Property shall convey the Leased Property or assign its interest herein in accordance with the terms hereof other than as security for a debt Lessor or such successor Lessor, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new Lessor, provided the new Lessor has agreed in writing for the benefit of Lessee to be bound by all of the terms and conditions hereof.

                                  ARTICLE XXX

      30. Quiet Enjoyment. So long as Lessee shall pay all Rent as the same becomes due and shall comply with all of the terms of this Lease and perform its obligations hereunder, and except for any claims, actions, liens or encumbrances
(i) arising from the acts or omissions of Lessee or (ii) otherwise from events occurring prior to the Commencement Date hereunder (expressly excluding events arising by, through or under Lessor), Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to
(i) all Encumbrances for which Lessor has delivered non-disturbance agreements under SECTION 32.1 and (ii) all other encumbrances of record as of the date hereof and not arising by, through or under Lessor or hereafter consented to by Lessee. Except as otherwise provided in this Lease, no failure by Lessor to comply with the foregoing covenant or any covenant of this Lease shall give Lessee any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder.

                                  ARTICLE XXXI

      31. Notices. All notices, demands, requests, consents, approvals and other communications ("Notice" or "NOTICES") hereunder shall be in writing and served upon the party being served either by (i) personal delivery, (ii) registered or certified mail, return receipt requested and postage prepaid, or (iii) overnight delivery service, addressed to the respective parties, as follows:

        If to Lessor:             c/o LTC Properties, Inc.
                                  300 Esplanade Drive, Suite 1860
                                  Oxnard, California  93036
                                  Attn:  Andre Dimitriadis
                                  Telephone: (805) 981-8660

        with a copy to:           c/o LTC Properties, Inc.
                                  300 Esplanade Drive, Suite 1860
                                  Oxnard, California  93036
                                  Attn:  Legal Department
                                  Telephone: (805) 981-3611

        If to Lessee:             Alterra Healthcare Corporation
                                  10000 Innovation Drive
                                  Milwaukee, Wisconsin  53226
                                  Attn:  Mark W. Ohlendorf
                                  Telephone: (414) 918-5403

        with a copy to:           Rogers and Hardin
                                  2700 International Tower,Peachtree Center
                                  229 Peachtree Street, N.E.
                                  Atlanta, Georgia  30303
                                   Attn:  Miriam J. Dent, Esq.
                                   Telephone: (404) 420-4608

or to such other address or person as either party may hereafter designate by a Notice pursuant to this Section. In all instances, Notice shall be deemed effective upon proof of receipt.

                                 ARTICLE XXXII

            32.1. Lessor May Grant Liens. Without the consent of Lessee, but subject to the terms and conditions set forth below in this SECTION 32.1, Lessor may, from time-to-time, directly or indirectly, create or otherwise cause to exist any lien or encumbrance or any other change of title ("ENCUMBRANCE") upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing or otherwise. Provided that Lessee receives the non-disturbance agreement described below, this Lease is and at all times shall be subject and subordinate to any such Encumbrance which may now or hereafter affect the Leased Property and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instruments of subordination shall be required; provided, however that, at any time from time to time, within ten (10) days after the request by Lessor or any holder of any Encumbrance, Lessee shall execute an agreement to the effect that this Lease shall be subject and subordinate to the lien of any such new Encumbrance on the Leased Property, and that in the event of any default or foreclosure under such Encumbrance, Lessee shall attorn to the holder of such lien, and as otherwise requested by Lessor; provided further, however, that the subjection and subordination of this Lease and Lessee's leasehold interest hereunder to any Encumbrance now in effect or hereafter imposed by Lessor shall be conditioned upon the execution by the holder of such Encumbrance and delivery to Lessee of a commercially reasonable non-disturbance agreement specifying, among other things, that (a) so long as Lessee has not committed an Event of Default, in the event of any foreclosure, judicial sale or deed in lieu of foreclosure, Lessee's rights and leasehold estate hereunder shall not be disturbed by the holder of such Encumbrance, its successors or assigns or any successful bidder; and (b) notwithstanding such subordination, so long as Lessee has not committed an Event of Default and no event has occurred which with the passage of time or the giving of notice or both would constitute an Event of Default under this Lease, the holder of such Encumbrance will recognize the rights of the parties under the terms of this Lease with respect to the disposition of insurance payments and condemnation proceeds in the event of any casualty or condemnation.

            32.2. Attornment. If Lessor's interest in the Leased Property is sold or conveyed upon the exercise of any remedy provided for in any Encumbrance, or otherwise by operation of law: (i) at the new owner's option, Lessee shall attorn to and recognize the new owner as Lessee's lessor under this Lease, in which case this Lease shall automatically become a new lease between Lessee and the new owner upon all of the terms and conditions hereof, or enter into a new lease in the exact form and substance of this Lease with the new owner, and Lessee shall take such actions to confirm the foregoing within ten
(10) Business Days after request; and (ii) the new owner (other than any new owner or other entity which is an Affiliate of Lessor) shall not be (a) liable for any act or omission of Lessor under this Lease occurring prior to such sale or conveyance, or (b) subject to any offset, abatement or reduction of rent because of any default of Lessor under this Lease occurring prior to such sale or conveyance.

            32.3. Lessee's Right to Cure. Subject to the provisions of SECTION 32.4, if Lessor breaches any covenant to be performed by it under this Lease, Lessee, after Notice to and demand upon Lessor, without waiving or releasing any obligation hereunder, and in addition to any other remedies available to Lessee, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of

Lessor. All sums so paid by Lessee and all costs and expenses (including, without limitation, reasonable attorneys' fees) so incurred, together with interest thereon from the date on which such sums or expenses are paid or incurred by Lessee, shall be paid by Lessor to Lessee on demand, but may not be offset by Lessee against payments of Rent hereunder.

            32.4. Breach by Lessor It shall be a breach of this Lease if Lessor fails to observe or perform any term, covenant or condition of this Lease on its part to be performed, and such failure shall continue for a period of thirty
(30) days, after written Notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessor, within said thirty (30) day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Lessor shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay.

                                 ARTICLE XXXIII

      33. Miscellaneous.

            33.1. Survival of Obligations. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of termination of this Lease shall survive such termination.

            33.2. Late Charges; Interest. If any interest rate provided for in any provision of this Lease is based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate.

            33.3. Transfer of Obligations. At Lessor's request, and subject to applicable laws, upon the expiration or earlier termination of the Term, Lessee shall use its best efforts to transfer to Lessor or Lessor's nominee (or to cooperate with Lessor or Lessor's nominee in connection with the processing by Lessor or Lessor's nominee of any applications for) all licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities which may be necessary for the operation of each Facility; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Lessor or Lessor's nominee; and provided further that Lessor agrees within forty-five (45) days after the termination of the Lease to change the name of the Facility so that it will not include the word "Alterra", or any variation thereof.

            33.4. Addendum, Amendments and Exhibits. All addenda, amendments and exhibits attached to this Lease are hereby incorporated in this Lease and made a part of this Lease.

            33.5. Headings. The headings and paragraph titles in this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.

            33.6. Time. Time is of the essence of this Lease and each and all of its provisions.

            33.7. Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the State of California, but not including its conflicts of laws rules; thus the law that will apply is the law applicable to a transaction solely within the State of California.

            33.8. Successors and Assigns. The covenants and conditions contained in this Lease shall, subject to the provisions regarding conveyance by Lessor (ARTICLE XXIX), apply to and bind the heirs, successor, executor, administrators and assigns of Lessor and Lessee.

            33.9. Limits of Lessor's Liability. Lessee specifically agrees to look solely to Lessor's assets for recovery of any judgment against Lessor relating to this Lease, it being specifically agreed that no constituent shareholder, officer or director of Lessor shall ever be personally liable for any such judgment or the payment of any monetary obligation to Lessee. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Lessee might otherwise have to obtain injunctive relief against Lessor or Lessor's successors in interest, or any action not involving the personal liability of Lessor (original or successor). Additionally, Lessor shall be exonerated from any further liability under this Lease upon Lessor's transfer or other divestiture of its ownership of the Leased Property, provided that the assignee or grantee shall expressly assume in writing the obligations of Lessor hereunder. Furthermore, in no event shall Lessor (original or successor) ever be liable to Lessee for any indirect or consequential damages suffered by Lessee from whatever cause.

            33.10. Prior and Future Agreements. This Lease contains the entire agreement of Lessor and Lessee with respect to the subject matter covered or mentioned in this Lease, and no prior or contemporaneous agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or supplemented except by an agreement in writing signed by both Lessor and Lessee or their respective successor in interest. This Lease shall not be effective or binding on any party until fully executed by both Lessor and Lessee.

            33.11. Partial Invalidity. Any provision of this Lease which shall be held by a court of competent jurisdiction to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision or term of this Lease, and such other provision or terms shall remain in full force and effect.

            33.12. Attorneys Fees. In the event of any action or proceeding brought by one party against the other under this Lease, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs in such action or proceeding from the other party, including all attorneys, fees incurred in connection with any appeals, and any post-judgment attorneys' fees incurred in efforts to collect on any judgment.

            33.13. Authority of Lessor and Lessee. Lessor and Lessee each hereby represent and warrant that the individuals signing on its behalf are duly authorized to execute and deliver this Lease in their respective capacities, and that this Lease is binding upon the entity for which it has been executed.

            33.14. Relationship of the Parties. Nothing contained in this Lease shall be deemed or construed by Lessor or Lessee, nor by any third party, as creating the relationship of principal and agent or a partnership, or a joint venture by Lessor or Lessee, it being understood and agreed that no provision contained in this Lease nor any acts of Lessor and Lessee shall be deemed to create any relationship other than the relationship of landlord and tenant.

            33.15. Counterparts; Signatures by Facsimile. This Lease may be executed in one or more separate counterparts, each of which, once they are executed, shall be deemed to be an original. Such counterparts shall be and constitute one and the same instrument. The parties may accept and rely upon signatures delivered via facsimile.

            33.16. Brokers. Lessor and Lessee each warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and it knows of no real estate broker or agent who is entitled to a commission in connection with this Lease. Lessor and Lessee hereby agree to indemnify the other and to hold the other harmless from and against any and all costs, expenses, claims, damages, suits, including attorneys' fees, in any way resulting from claims or demands for commissions or other compensation from any real estate brokers claiming through such party with respect to this Lease.

            33.17. Condition on Termination. Upon any termination of the Lease or any abandonment for whatever reason by Lessee of the Leased Property, Lessee shall deliver up to Lessor the Leased Property in substantially the same or better condition than it was at the commencement of the Lease, reasonable wear and tear only excepted, and in a clean and sanitary state.

            33.18. Intentionally Omitted.

            33.19. Joint and Several. If either Lessor or Lessee is comprised of more than one person or entity, then all such persons and/or entities comprising Lessor or Lessee, respectively, shall be jointly and severably liable hereunder.

            33.20. Lessor Estoppel Certificates; Lessee's Obligations Independent. Upon reasonable request (and in connection with Lessee's efforts to obtain financing), Lessor shall deliver to Lessee a certificate in form and substance to be determined solely by Lessor (but containing fundamentally the same information as is required of Lessee pursuant to SECTION 24.2 above). Any breach, or alleged breach, by Lessor of the foregoing covenant (or any other covenant to be performed by Lessor under this Lease) shall not entitle Lessee to any right of offset or provide an excuse for non-performance by Lessee of its obligations under this Lease, all of which shall continue and survive irrespective and independent of any such breach or alleged breach by Lessor. To the extent permitted by law, Lessee hereby waives any and all rights of offset and other "self-help" remedies available at law or in equity.

                                 ARTICLE XXXIV

            34.1. Options to Extend. Provided there exists no uncured defaults under this Lease at the time Lessee exercises any option to extend (in accordance with this ARTICLE XXXIV), Lessee will have the right to extend this Lease for two (2) periods of ten (10) years each (each such additional term shall be referred to herein as an "EXTENDED TERM"), commencing immediately following the end of the Initial Term or the immediately preceding Extended Term, as the case may be. The Lease during any Extended Term shall be on the same terms and conditions as during the Initial Term, except that the Minimum Rent shall be determined as set forth in
SECTION 34.2 below. In the event Lessee desires to exercise any option to extend granted in this ARTICLE XXXIV, Lessee shall give Lessor written notice ("NOTICE TO EXTEND") not more than three hundred sixty (360) days prior and not less than one hundred eighty (180) days prior to the expiration of the Initial Term or the immediately preceding Extended Term, as the case may be. If Lessee fails to give Lessor any such notice, then such option to extend and all future options to extend granted in this ARTICLE XXXIV shall be null and void and of no further force or effect.

            34.2. Minimum Rent During Extended Terms. The Minimum Rent at the commencement of the first Extended Term shall be the higher of: (i) the previous year's Minimum Rent amount increased by two percent (2%); or (ii) the Minimum Rent during the first lease year of the Initial Term (i.e., June 1, 2002 through May 31, 2003) multiplied by a fraction the numerator of which is the C.P.I. as of the commencement date of the first Extended Term and the denominator of which is the C.P.I. as of the Commencement Date. Provided, however, in no event shall the Minimum Rent for the first year of the first Extended Term exceed by fifteen percent (15%) or more the amount of Minimum Rent at the end of the Initial Term. The initial Minimum Rent payable during the second Extended Term, shall be the higher of (i) the Minimum Rent payable during the last twelve (12) months of the previous Extended Term increased by two percent (2%), or (ii) the Fair Market Rent, as determined in SECTION 34.3 below, or (iii) the Minimum Rent during the first lease year of the first Extended Term multiplied by a fraction the numerator of which is the C.P.I. as of the commencement date of the second Extended Term and the denominator of which is the C.P.I. as of the commencement date of the first Extended Term Minimum Rent during the Extended Term shall be subject to annual adjustments as provided in SECTION 3.1. Provided, however, in no event shall the Minimum Rent for the first year of the Second Extended Term exceed by fifteen percent (15%) or more the amount of Minimum Rent at the end of the first Extended Term.

            34.3. Determination of Fair Market Rent.

                  (i) If Lessor and Lessee cannot agree on the Fair Market Rent within thirty (30) days after the date of any Notice to Extend with respect to the first or second Extended Term, each party shall, by notice to the other, appoint a disinterested and licensed M.A.I. Real Estate Appraiser of national reputation and renown with at least five years of experience in appraising assisted living facilities throughout the United States with the same types of operating licenses then being in effect at each respective Facility to determine the Fair Market Rent. If any party should fail to appoint an appraiser within ten (10) days after notice, the appraiser selected by the other party shall determine the Fair Market Rent. In determining the Fair Market Rent, each appraiser shall give appropriate consideration to, among other things, generally applicable minimum rent for tenancies of property comparable to the Leased Property in the area in which the Leased Property is located.

                  (ii) If the two appraisers selected pursuant to SECTION 34.3(i) above, cannot agree upon the Fair Market Rent within forty-five (45) days, they shall immediately give written notice of such inability ("NOTICE OF DISAGREEMENT") to both Lessor and Lessee setting forth the Fair Market Rent determinations of each of the appraisers. If the determinations of each of the two appraisers of the Fair Market Rent at the commencement of such Extended Term differ by less than ten percent (10%) of the lower determination, the Fair Market Rent shall be fixed at an amount equal to the average of the two determinations.

                  (iii) If the determinations of each of the two appraisers selected pursuant to SECTION 34.3(i), above, differ by ten percent (10%) or more of the lower determination with respect to the Fair Market Rent to be paid at the commencement of such Extended Term, then within thirty (30) days after the giving of the Notice of Disagreement, the two appraisers shall appoint a third disinterested and licensed M.A.I. Real Estate Appraiser of national reputation and renown with at least five (5) years of experience appraising assisted living facilities throughout the United States with the same types of operating licenses then being in effect at each respective Facility. If the parties cannot then agree on the Fair Market Rent, the third appraiser shall determine the Fair Market Rent, and in so doing, shall give appropriate consideration to those items described in SECTION 34.3(i). The third appraiser shall not select a Fair Market Rent either (i) higher than the highest of the two appraisals made pursuant to SECTION 34.3(i); or (ii) lower than the lowest of the two appraisals made pursuant to SECTION 34.3(i), above. If the first two appraisers cannot agree on the selection of a third appraiser within such thirty (30) days, or if the first two appraisers fail to provide a Notice of Disagreement (as stated above in SECTION 34.3(ii), above, then the Fair Market Rent shall be determined by a third appraiser selected by the American Arbitration Association upon application by Lessor.

                  (iv) During the time before the determination of the Fair Market Rent, Lessee shall pay Minimum Rent at the rate paid immediately preceding such Extended Term, increased by two percent (2%); provided, however, that, if the Fair Market Rent is determined to be higher than such amount, the Minimum Rent owed by Lessee at the Fair Market Rent shall be effective retroactively as of the first day of such Extended Term. If, after the Minimum Rent for an Extended Term is adjusted and applied retroactively as of the first day of such Extended Term, it is determined that additional Minimum Rent is due Lessor, the aggregate amount of any such additional Minimum Rent shall be paid to Lessor within thirty (30) days of the determination of the Fair Market Rent for such Extended Term.

            34.4. Appraisal Fee. Each of the parties shall pay the fees of the appraiser that it selects pursuant to SECTION 34.3(i), above, and shall equally share the cost of the third appraiser, if necessary, and shall equally share the cost of arbitration (excluding attorneys' fees), if necessary.

      WHEREFORE, each of the parties has accepted and agreed by affixing their respective authorized signatures below as of the date first above written.

"LESSOR"                  LTC PROPERTIES, INC.,
                          a Maryland corporation

                          By:      /s/ Wendy L. Simpson
                                   -------------------------------------------
                          Name:    Wendy L. Simpson
                          Title:   Vice Chairman and Chief Financial Officer

                          TEXAS-LTC LIMITED PARTNERSHIP,
                          a Texas limited partnership

                          BY:   L-TEX GP, INC.
                                ITS GENERAL PARTNER

                          By:      /s/ Wendy L. Simpson
                                   -------------------------------------------
                          Name:     Wendy L. Simpson
                          Title:    Vice Chairman and Chief Financial Officer

                          NORTH CAROLINA REAL ESTATE
                          INVESTMENTS, LLC,
                          a North Carolina limited liability company

                          BY: LTC-DEARFIELD, INC. AND LTC-RICHMOND, INC. ITS GENERAL PARTNERS

                          LTC-DEARFIELD, INC.

                          By:      /s/ Wendy L. Simpson
                                   -------------------------------------------
                          Name:     Wendy L. Simpson
                          Title:    Vice Chairman and Chief Financial Officer

                          LTC-RICHMOND, INC.

                          By:      /s/ Wendy L. Simpson
                                   -------------------------------------------
                          Name:     Wendy L. Simpson
                          Title:    Vice Chairman and Chief Financial Officer

                          ALTERRA HEALTHCARE CORPORATION,
"LESSEE"                  a Delaware corporation

                          By:      /s/ Mark W. Ohlendorf
                                   -------------------------------------------
                          Name:     Mark W. Ohlendorf
                          Title:    Senior Vice President

                         LIST OF EXHIBITS AND SCHEDULES

Schedule "1"             Existing Encumbrances

Exhibit "A-1"
through
Exhibit "A-21"           Land

Exhibit "B"              List of Facilities by Name and Address

                                  SCHEDULE "1"

                              EXISTING ENCUMBRANCES

  COLORADO

      1. Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on February 9, 1002 as Instrument Number 2824958 in the Official Records of Weld County (Sterling House of Greeley).

      2. Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on February 12, 2002 as Instrument Number 2001009874 in the Official Records of Larimer County (Clare Bridge).

      3. Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on July 6, 2001 as Instrument Number 2001054796 in the Official Records of Larimer County (Sterling House of Fort Collins).

  FLORIDA

      4. Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on August 8, 2001 in Volume 1445, Page 113 in the Official Records of Hernando County (Sterling House of Spring Hill).

      5. Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on August 8, 2001 in Volume 2309, Page 2058 in the Official Records of Okaloosa County (Sterling House of Bluewater Bay).

NORTH CAROLINA

      6. Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on February 16, 2001 in Book 1825, Page 117 in the Official Records of Wayne County (Sterling House - Goldsboro).

      7. Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded October 5, 2001 in Book 1309, Page 1967 in the Official Records of Cleveland County (Sterling House of Shelby).

      8. Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on or about October 5, 2001 in Book 1206, Page 565 in the Official Records of Pitt County (Sterling House of Greenville).

      9. Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on October 5, 2001 in Book 1814, Page 652 in the Official Records of Nash County (Sterling House of Rocky Mount).

      10. Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on October 5, 2001 as No. 2001-00032075 in Book 1854, Page 863 in the
            Official Records of Craven County (Sterling House of New Bern).

   OKLAHOMA

      11. Mortgage, Assignment of Leases, Rents, Issues, and Profits, Security Agreement and Fixture Filing executed by LTC Properties, Inc. and recorded on December 16, 2002 in Book 1016, Pages 452-478 in the Official Records of Bryan County (Sterling House of Durant).

     OHIO

      12. Open-End Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on August 3, 2001 as Instrument Number 200100020591 in the Official Records of Clark County (Sterling House of Springfield).

SOUTH CAROLINA

      13. Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on February 13, 2001 as Instrument Number 010010096 in the Official Records of Pickens County (Sterling House - Clemson).

      14. Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on February 13, 2001 in Volume 1103, Page 1 in the Official Records of Greenwood County (Sterling House - Greenwood).

      15. Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on September 19, 2001 in Volume 816, Page 1504 in the Official Records of Sumter County (Sterling House of Sumter).

     TEXAS

      16. Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by Texas-LTC Limited Partnership and recorded on February 12, 2001 in Volume 2230, Page 568 in the Official Records of Wichita County (Sterling House of Wichita Falls).

      17. Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by LTC Properties, Inc. and recorded on July 3, 2001 as Instrument Number 2001020675 in the Official Records of McLennan County (Sterling House of Waco).

                                  EXHIBIT "A-1"

                                LEGAL DESCRIPTION

                            GOLDSBORO, NORTH CAROLINA

That certain tract or parcel of land lying and being in Stoney Creek Township, Wayne County, North Carolina being bound on the north by U.S. Highway 13 North (Berkeley Boulevard), on the east by Maplewood Drive, on the south by Maplewood Subdivision, and on the west by Northwood Subdivision and the property of Russell W. Dawley and wife Beth A. Dawley and being more particularly described as follows:

BEGINNING at an iron pipe located at the intersection of the southern right of way line of U.S. Highway 13 North (Berkeley Boulevard) and the western right of way line of Maplewood Drive, said U.S. Highway 13 North (Berkeley Boulevard) having a right of way width of 70 feet and Maplewood Drive having a right of way width that varies from 60 feet to 70 feet; thence from said POINT OF BEGINNING and with the western right of way line of Maplewood Drive S 33 degrees 18'00" E
250.05 feet to a point of curve in the western right of way line of Maplewood Drive; thence with said right of way line along a curve in a counterclockwise direction, said curve having a radius of 2091.339 feet, a chord bearing of S 33 degrees 17"58" E and a chord distance of 80.39 feet to an iron pipe in said right of way line, the northeast corner of Lot 31, Maplewood Subdivision recorded in Plat Cabinet H, Slide 217 of the Wayne County Registry; thence leaving the western right of way line of Maplewood Drive and with the northern line of Maplewood Subdivision S 55 degrees 35'57" W 121.97 feet to an iron pipe, the northwest corner of Lot 31, Maplewood Subdivision; thence continuing with the northern line of Maplewood Subdivision S 43 degrees 34'57" W 255.71 feet to an iron pipe, a common corner between Lots 33 and 34, Maplewood Subdivision; thence continuing with the northern line of Maplewood Subdivision S 43 degrees 43'12" W 93.17 feet to an iron pipe in the eastern line of Lot 16, Northwood Subdivision recorded in Map Book 8, Page 2, Wayne County Registry, said point being a corner in Lot 34, Maplewood Subdivision; thence leaving the northern line of Maplewood Subdivision and with the eastern line of Northwood Subdivision N 02 degrees 19'50" W 266.14 feet to an iron pipe at the northeast corner of Lot 18, Northwood Subdivision, said point being a corner in the property of Russell
W. Dawley and wife Beth A. Dawley recorded in Deed Book 1495, Page 634 of the Wayne County Registry; thence with the Dawley line N 02 degrees 35'15" W 54.95 feet to an iron pipe; thence N 57 degrees 38'07" E 38.34 feet to an iron pipe; thence N 32 degrees 11'45" W 136.87 feet to an iron pipe; thence continuing N 32 degrees 11'45" W 5.00 feet to an iron pipe in the southern right of way line of U.S. Highway 13 North (Berkeley Boulevard), said point being the northeast corner of the Russell W. Dawley and wife Beth A. Dawley property; thence with the southern right of way line of U.S. Highway 13 North (Berkeley Boulevard) N 57 degrees 48'06" E 255.74 feet to the POINT OF BEGINNING containing 2.68 acres as shown on a plat of survey entitled "ALTA/ACSM Land Title Survey for Sterling House Corporation" dated June 27th, 1997 and last revised July 28th, 1997 prepared by Rivers and Associates, Inc. and having drawing number W-2131-A.

                                  EXHIBIT "A-2"

                                LEGAL DESCRIPTION

                             Shelby, North Carolina

Located in Cleveland County, North Carolina. Commencing on N.C.G.S. monument "Cleveland" whose North Carolina Grid Coordinates are North 569682.206 feet and East 1255445.183 feet; thence North 52-48-00 West for a distance of 1223.80 feet to a new iron pin set in the Northern right of way of East Marion Street the beginning corner of the 2.173 acre tract herein described; thence a new line through the Tillman property North 17-49-48 East for a distance of 257.17 feet to a new iron pin set inside the Proposed 50 foot right of way of Elizabeth Avenue; thence continuing inside the right of way of Elizabeth Avenue with a curve to the right having a radius of 1298.71 feet and an arc length of 25.23 feet, being subtended by a chord of North 65-33-50 West for a distance of 224.95 feet to an existing iron pin; thence North 60-22-30 West for a distance of
100.34 feet to a bent pipe located inside the proposed right of way of Elizabeth Avenue; thence leaving Elizabeth Avenue and running with a common line between the Carolyn K. London property as described in Deed Book 975 at Page 598 and the Tillman property South 18-16-35 West for a distance of 146.26 feet to an existing rebar; thence continuing with the common line of London and Tillman North 69-32-59 West for a distance of 24.56 feet to an existing pipe a common corner between London, Tillman and the Barbara S. Smith property as recorded in Deed Book 13-V at Page 226; thence with the common line between Smith and Tillman South 17-50-38 West for a distance of 174.23 feet to an existing pipe located inside the right of way of East Marion Street; thence continuing inside the right of way of East Marion Street South 72-32-23 East for a distance of
124.97 feet to an existing iron pin located inside the right of way; thence North 17-54-41 East for a distance of 13.68 feet to an existing iron pin located in the Northern edge of the right of way of East Marion Street; thence running along with the Northern edge of the right of way of East Marion Street South 72-30-31 East for a distance of 222.42 feet to the BEGINNING.

                                  EXHIBIT "A-3"

                                LEGAL DESCRIPTION

                           Greenville, North Carolina

Being all Lot no.4 in Block "B" of Park Place Subdivision as shown on the plat recorded in Map Book 48, Page 127, of the pitt County Register of Deeds Office.

                                  EXHIBIT "A-4"

                                LEGAL DESCRIPTION

                           Rocky Mount, North Carolina

Located in Nash County, North Carolina. BEGINNING at the point where the western right of way line of N.C. Highway 48 (Gold Rock Road), if extended, would intersect the southern right of way line of Beaver Pond Drive, if extended, thence from said point of beginning and with the western right of way line of N.C. Highway 48 (Gold Rock Road) along a curve in a clockwise direction, said curve having a radius of 2,574.354 feet, a chord bearing of S. 00-56-07 E. and a chord distance of 171.71 feet to a point of tangency in said right of way line; thence continuing with the western right of way line of N.C. Highway 48 (Gold Rock Road), S. 00-58-34 W. 43.98 feet to a point of curvature in said right of way line; thence along a curve in a clockwise direction, said curve having a radius of 2,834.89 feet, a chord bearing of S. 01-19-22 W. and a chord distance of 34.31 feet to an iron pipe in said right of way line, the true point of beginning; thence from said point of beginning and with the western right of way line of N.C. Highway 48 (Gold Rock Road) along a curve in a clockwise direction, said curve having a radius of 2,834.789 feet, a chord bearing of S. 02-21-22 W. and a chord distance of 67.94 feet to a point of compound curvature in the western right of way line of N.C. Highway 48 (Gold Rock Road); thence continuing with said right of way line along a curve in a clockwise direction, said curve having a radius of 17,317.755 feet, a chord bearing of S. 03-24-14 W. and a chord distance of 218.31 feet to an iron pipe in the western right of way line of N.C. Highway 48 (Gold Rock Road); thence leaving said right of way line N. 86-50-42 W. 350.00 feet to an iron pipe; thence N. 03-09-18 E. 286.25 feet to an iron pipe; thence S. 86-50-42 E. 350.00 feet to the true point of beginning, and being Lot 1, Block B, as shown on "Minor Construction Plat - Lot 1, Block B Property of Bonnie, G. Barnes, Jo Lynn G. Doughtie, Betsy G. Fletcher and James
R. Griffin, Jr., Stony Creek Township, Nash County, North Carolina, Drawing Number FP-464", and recorded in Map Book 25, Page 87, Nash County Registry.

                                  EXHIBIT "A-5"

                               LEGAL DESCRIPTION

                            New Bern, North Carolina

Located in Craven County, North Carolina and being all of Lot 1 of the Sterling Park Subdivision, as shown on the plat recorded in Plat Cabinet G, Slide 33-B, aforesaid County Registry.

                                  EXHIBIT "A-6"

                                LEGAL DESCRIPTION

                                Greeley, Colorado

A tract of land located in the SW 1/4 of the SE 1/4 of Section 11, Township 5 North, Range 66 West of the 6th p.m., City of Greely, Weld County, Colorado, which is more particularly described as follows:

Commencing at the SE Corner of said Section 11, and considering the South line of said Section 11 to bear North 90 degrees 00'00" West and with all other bearings contained herein being relative thereto;

Thence North 90 degrees 00'00" West, 1767.99 feet to the True Point of
Beginning;

Thence North 01 degrees 44'06" West, 457.65 feet;

Thence South 79 degrees 35'13" West, 437.10 feet;

Thence South 01 degrees 52'00" East, 378.65 feet;

Thence North 90 degrees 00'00" East, 431.41 feet to the True Point of Beginning;

EXCEPTING THEREFROM THE FOLLOWING DESCRIBED TRACTS OF LAND:

1) That portion conveyed to the City of Greely by instrument recorded March 18, 1983 in Book 991 as Reception No. 1920725;

2) That portion dedicated as 38th Avenue by Map recorded May 19, 1970 in Book 626 as Reception No. 1547624; and

3) That portion dedicated as 38th Avenue by Map recorded July 19, 1984 in Book 1037 as Reception No. 1974489.

                                  EXHIBIT "A-7"

                               LEGAL DESCRIPTION

                             Fort Collins, Colorado

                 FORT COLLINS - CLARE BRIDGE COTTAGE, COLORADO

Lot 1, Wovenhearts Memory Care, County Of Larimer, State Of Colorado.

                                  EXHIBIT "A-8"

                                LEGAL DESCRIPTION

                             Fort Collins, Colorado

                         FORT COLLINS, COLORADO PROPERTY

Lot 1, Sterling House P.U.D. according to the Plat recorded June 26, 1997 at Reception No. 97040425, County of Larimer, State of Colorado.

                                  EXHIBIT "A-9"

                               LEGAL DESCRIPTION

                               Niceville, Florida

A parcel of land lying in Section 23, Township 1 South, Range 22 West, Okaloosa County, Florida and lying southwesterly of Merchants Way; being more particularly described as follows:

Commencing at the C.L.O. monument marking the northeast corner of the northwest 1/4 of aforesaid Section 23, thence run N 89 degrees 04'00" W (reference bearing) along the north line thereof for 294.17 feet; thence departing said north line run S 01 degrees 22'01" W for 310.00 feet to the south right-of-way line of aforementioned Merchants Way (35' R/W); thence run S 89 degrees 04'00" E for 131.17 feet to the point of curvature of a curve concave southwesterly and having a radius of 1097.44 feet; thence run along said curve in a southeasterly direction through a central angle of 16 degrees 57'37", an arc distance of
324.86 feet (chord = 323.67 feet, chord bearing = S 80 degrees 35'14" E) to the POINT OF BEGINNING; thence continue along said curve and right-of-way line through a central angle of 09 degrees 40'00", an arc distance of 185.15 feet (chord = 184.93 feet, chord bearing = S 67 degrees 16'30" E) to the point of tangency of said curve; thence run S 62 degrees 26'30" E for 184.04 feet to the point of curvature of a curve concave northeasterly and having a radius of
553.74 feet; thence run along said curve in a southeasterly direction through a central angle of 11 degrees 27'29", an arc distance of 110.74 feet (chord =
110.55 feet, chord bearing = S 68 degrees 10'14" E); thence departing said curve and right-of-way line, run S 39 degrees 59'50" W for 271.13 feet; thence N 50 degrees 00'10" W for 408.25 feet to the point of curvature of a curve concave northeasterly and having a radius of 30.00 feet; thence run along said curve in a northwesterly direction through a central angle of 65 degrees 50'20", an arc distance of 34.47 feet (chord = 32.61 feet, chord bearing = N 17 degrees 05'00"
W) to the point of tangency of said curve; thence run N 15 degrees 50'10" E for
79.38 feet to the point of curvature of a curve concave southeasterly and having a radius of 50.00 feet; thence run along said curve in a northeasterly direction through a central angle of 63 degrees 12'59", an arc distance of 55.17 feet (chord = 52.41 feet, chord bearing = N 47 degrees 26'40" E) to its intersection with the aforesaid southerly right-of-way line of Merchants Way and the POINT OF BEGINNING.

Together with a nonexclusive easement over Merchants Way for ingress/egress and utilities, as well as nonexclusive easement rights to utilize the water and sewer mains referenced in the Joint Use and Reservations of Easement Agreement dated November 21, 1996, and recorded in Official Records Book 2036, Page 1774, Public Records of Okaloosa County, Florida.

                                 EXHIBIT "A-10"

                                LEGAL DESCRIPTION

                              Spring Hill, Florida

PARCEL I:

A parcel of land lying in and being a part of Section 31, Township 23 South, Range 18 East, Hernando County, Florida and being more particularly described as follows: Commence at the Northeast corner of Lot 1 of the RESERVE AT SEVEN HILLS, PHASE ONE, as recorded in Plat Book 23, pages 13 and 14, public records of Hernando County, Florida; thence South 66 degrees 20'25" East, along the Southerly right-of-way of Palmgren Lane, 174.95 feet to the Point of Beginning; thence continue South 66 degrees 20'25" East, along said right-of-way line,
410.05 feet to the Westerly right-of-way line of Mariner Boulevard; thence South 23 degrees 39'35" West, along said right-of-way line, 274.92 feet; thence North 66 degrees 20'25" West 527.60 feet to the Easterly boundary of that certain parcel of land recorded in O.R. Book 713, pages 399 through 408, public records of Hernando County, Florida; thence North 46 degrees 48'36" East, along said Easterly boundary, 299.00 feet to the Point of Beginning. Subject to easements and rights-of-way of record.

PARCEL II:

Together with 20 foot wide drainage easement described as follows:

A parcel of land lying in and being a part of Section 31, Township 23 South, Range 18 East, Hernando County, Florida, and being more particularly described as follows: Commence at the Northeast corner of Lot 1 of The Reserve at Seven Hills Phase One as recorded in Plat Book 23, pages 13 and 14, public records of Hernando County, Florida; thence South 66 degrees 20'25" East along the Southerly right-of-way line of Palmgren Lane, 174.95 feet; thence South 46 degrees 48'36" West along the Easterly boundary of that certain parcel of land described in O.R. Book 713, pages 399 through 408, public records of Hernando County, Florida, 299.00 feet to the Point of Beginning; thence South 66 degrees 20'25" East, 21.75 feet; thence South 46 degrees 48'36" West, 520.72 feet; thence North 48 degrees 18'39" West, 20.08 feet to the Easterly boundary of said certain parcel of land; thence North 46 degrees 48'36" East along said Easterly boundary, 513.96 feet to the Point of Beginning.

ALSO together with drainage retention area easement described as follows:

A parcel of land lying in and being a part of Section 31, Township 23 South, Range 18 East, Hernando County, Florida and being more particularly described as follows: Commence at the Northeast corner of Lot 1 of The Reserve at Seven Hills Phase One as recorded in Plat Book 23, pages 13 and 14, public records of Hernando County, Florida; thence South 66 degrees 20'25" East along the Southerly right-of-way line of Palmgren Lane, 174.95 feet; thence South 46 degrees 48'36" West along the Easterly boundary of that certain parcel of land described in O.R. Book 713, pages 399 through 408, public records of Hernando County, Florida, 550.70 feet to the Point of Beginning; thence continue South 46 degrees 48'36" West along said Easterly boundary, 262.26 feet; thence North 48 degrees 18'39" West, 82.83 feet; thence North 06 degrees 53'25" East, 71.65 feet; thence North 36 degrees 53'01 East, 66.81 feet; thence North 59 degrees 16'43" East, 107.01 feet; thence North 85 degrees 47'31" East, 75.30 feet; thence South 31 degrees 42'04" East, 70.94 feet to the Point of Beginning.

Said easements as recorded on October 2, 1997 in O.R. Book 1150, page(s) 142, public records of Hernando County, Florida.

                                 EXHIBIT "A-11"

                                LEGAL DESCRIPTION

                              Fort Meyers, Florida

A parcel of land lying in Section 27, Township 45 South, Range 24 East; Lee County, Florida, being more particularly described as follows:

Commencing at the Southeast corner of said Section 27; thence North
88 degrees 54'09" West along the South line of said Section 27, a distance of
960.00 feet to a line lying parallel to and 960.00 feet West of, as measured at right angles to the East line of said Section 27; thence North 00 degrees 17'36" West along said parallel line, a distance of 1879.99 feet to the South line of lands recorded in Official Records Book 1739, Pages 768 through 770, of the Public records of Lee County, Florida (Said lands also known as Lakewood Drive); thence South 89 degrees 29'58" East along said South line, a distance of 257.90 feet to the Point of Beginning of this description;

Thence continue South 89 degrees 29'58" East along said South line, a distance of 352.00 feet to a line lying parallel to and 349.88 feet West of, as measured at right angles to, said East line of Section 27; thence South 00 degrees 17'36" East along said parallel line, a distance of 225.00 feet; thence South 38 degrees 40'32" West, a distance of 146.27 feet to a line lying parallel to and
340.00 feet South of as measured at right angles to said south line of Official Records Book 1739, Pages 768 through 770; thence North 89 degrees 29'58" West along said parallel line, a distance of 260.00 feet to a line lying parallel to and 701.84 feet West of as measured at right angles to said East line of Section 27; thence North 00 degrees 17'36" West along said parallel line, a distance of
340.00 feet to the Point of Beginning.

                                 EXHIBIT "A-12"

                                LEGAL DESCRIPTION

                                  Ada, Oklahoma

A part of Lot 3, Section 3, Township 3 North, Range 6 East, Pontotoc County, Oklahoma, more particularly described as follows, to-wit:

BEGINNING at the Northeast corner of said Lot 3; Thence due West 282.56 feet; Thence due South 330 feet; Thence East 282.56 feet; Thence due North 330 feet to the point of beginning.

                                 EXHIBIT "A-13"

                                LEGAL DESCRIPTION

                                Durant, Oklahoma

The North 335 feet of the W/2 SE/4 SW/4 NE/4 of Section 30, Township 6 South, Range 9 East of the Indian Base and Meridian, in Bryan County, Oklahoma according to the Government Survey thereof.

                                 EXHIBIT "A-14"

                               LEGAL DESCRIPTION

                              Weatherford, Oklahoma

All of Block 4, Ridge Crest Addition to the City of Weatherford, Custer County, Oklahoma according to the recorded plat thereof.

                                 EXHIBIT "A-15"

                               LEGAL DESCRIPTION

                             Central, South Carolina

                        CLEMSON (CENTRAL), SOUTH CAROLINA

            All that certain piece, parcel or tract of land, with the improvements thereon, if any, situate, lying and being in the County of Pickens, State of South Carolina being described as follows:

            BEGINNING AT A NAIL AND CAP(o) at the intersection near the approximate centerline of Oglesby Lane and Vickery Drive; thence running N35 degrees 43'50" along Vickery Drive for a distance of 276.39 feet to a nail(o); thence turning and running along a portion of Tract C (property of Now or Formerly Bobby C. Price and Joe B. Vickery) N40 degrees 58'02"E for a distance of 300.80 feet to a 1/2" rod(o); thence and turning and running S57 degrees 45'39"E along property Now or Formerly Bobby C. Price and Joe B. Vickery for a distance of 120.41 feet to a 1/2" rod(o); thence turning and running S54 degrees 33'30"E along property of Now or Formerly Bobby C. Price and Joe B. Vickery for a distance of 81.00 feet to a 1/2" rod(o); thence turning and running S51 degrees 56'19"E along property of Now or Formerly Bobby C. Price and Joe B. Vickery for a distance of 229.32 feet to a 1/2" rebar(o); thence turning and running S48 degrees 07'12"W along Oglesby Lane for a distance 184.86 feet to a nail and cap(o); thence turning and running S72 degrees 58'26"W along oglesby Lane for a distance of 257.87 feet to a nail and cap(o), the POINT OF BEGINNING (P.O.B.)

                                 EXHIBIT "A-16"

                               LEGAL DESCRIPTION

                            Greenwood, South Carolina

All that certain piece, parcel or tract of land situate, lying and being in the City of Greenwood, Greenwood County, South Carolina, containing 2.60 acres, more or less, and being shown and delineated on a plat prepared for Sterling House Corporation by Cox and Dinkins, Inc., dated February 6, 1998 and recorded in the Office of the Clerk of Court for Greenwood County in Plat Book 106 at page 112; and according to said plat having the following metes and bounds:

Beginning at a 5/8" rebar (o) at the intersection of the western right-of-way of Parkway (private road) and the northern right-of-way of Epting Avenue (S-24-168), Point of Beginning; thence running N81 degrees 19'57"W along the northern right-of-way of Epting Avenue (S-24-168) for a distance of 391.79 feet to a 5/8" rebar(o); thence turning and running N08 degrees 39'35"E along property now or formerly PTA Enterprises for a distance of 204.06 feet to a PK nail(o); thence turning and running N47 degrees 00'05"E along property now or formerly Piedmont Physicians for Women, PA for a distance of 87.03 feet to a 5/8" rebar(o); thence turning and running S43 degrees 27'56"E along the southwestern right-of-way of Katie Court (private road) for a distance of 50.06 feet to a 1/2" rebar(o); thence turning and running N46 degrees 59'58"E along the southeastern right-of-way of Katie Court (private road) for a distance of
213.65 feet to a 5/8" rebar (o); thence turning and running S76 degrees 56'44"E along the right-of-way of Katie Court (private road) and right-of-way of Parkway (private road) for a distance of 8.34 feet to a 5/8" rebar(o); thence turning and running S22 degrees 22'33"E along the southwestern right-of-way of Parkway (private road) for a distance of 305.60 feet to an "X" on concrete (n); thence turning and running S08 degrees 42'29"W along the western right-of-way of Parkway (private road) for a distance of 146.72 feet to a 5/8" rebar (o), POINT OF BEGINNING.

                                 EXHIBIT "A-17"

                                LEGAL DESCRIPTION

                             Sumter, South Carolina

      All that certain piece, parcel or tract of land, with the improvements thereon, if any, situate, lying and being in the County of Sumter, State of South Carolina being shown and designated as 2.840 acres, on a plat prepared for Sterling House Corporation by Cox and Dinkins, Inc., dated May 27, 1998, and recorded in the Office of the R.M.C. for Sumter County in Plat Book _______, page ____; and according to said plat having the following, metes, bounds, courses and distances to wit:

      Beginning at a point at the intersection of the northern right-of-way of Carter Road (S-467) and the western right-of-way of Wilson Hall Road (S692), thence continuing in a northeasterly direction for a distance of approximately 210 feet along the western right-of-way of Wilson Hall Road (S-692) to a 1/2" rebar (o), the POINT OF BEGINNING; thence turning and running N58 degrees 24'09"W along property of now or formerly Henry C., H. Clarke, Jr. and Edward K. Bynum for a distance of 400.10 feet to a 1/2" rebar (o); thence turning and running along property of now or formerly Mary Jennings Terry for the following distances N30 degrees 54'30"E - 40.01 feet, N30 degrees 56'20"E - 41.83 feet, N30 degrees 55'34"E - 38.14 feet, N30 degrees 51'03"E - 38.90 feet, N30 degrees 55'54"E - 98.00 feet, N30 degrees 57'42"E - 49.97 feet to a nail in tree (o); thence turning and running S59 degrees 05'37"E along property now or formerly Bullock Crawford Funeral Home, Inc., for a distance of 400.08 feet to a 1/2" rebar (o) on the western right-of-way of Wilson Hall Road (S-692); thence turning and running along the western right-of-way of Wilson Hall Road (S-692) for the following distances; S30 degrees 59'59"W - 49.89 feet, S30 degrees 55'42"W - 98.06 feet, S30 degrees 51'10"W - 43.72 feet, S30 degrees 54'43"W -
33.23 feet, S30 degrees 56'35"W - 46.80 feet, S30 degrees 53'41"W - 39.99 feet to a 1/2" rebar (o), the POINT OF BEGINNING. Be all measurements a little more or less.

                                 EXHIBIT "A-18"

                                LEGAL DESCRIPTION

                              Wichita Falls, Texas

Legal description of the land:

All of Lot 2-A, County Farm Addition to the City of Wichita Falls, Wichita County, Texas, according to plat of record in the Plat Records of Wichita County, Texas, and more fully described as follows:

A tract of land out of Block 8, Kemp & Newby Subdivision of the Cherokee County School Land, Wichita County, Texas, and being a part of Lot 2 County Farm Addition to the City of Wichita Falls, Texas, as recorded in Volume 26, Page 768, Wichita County Plat Records, and being more specifically described by metes and bounds as follows:

BEGINNING at a Texas Electric Service Company monument in the intersection of the North right-of-way line of Midwestern Parkway and the East right-of-way line of Reddy Drive, said monument being the Southwest corner of said Lot 2 and of this description;

THENCE along the East right-of-way line of Reddy Drive North 01 degrees 02' 57" East a distance of 330.65 feet to a 1/2 inch iron rod for the Northwest corner of this description;

THENCE South 88 degrees 57' 03" East a distance of 250.00 feet to a 1/2 inch iron rod for the Northeast corner of this description;

THENCE South 01 degrees 02' 57" West a distance of 330.00 feet to a 1/2 inch iron rod lying in the North right-of-way line of Midwestern Parkway for the Southeast corner of this description;

THENCE along the North right-of-way line of Midwestern Parkway North 89 degrees 06' 02" West a distance of 250.00 feet to the PLACE OF BEGINNING and containing
1.90 acres, more or less.

                                 EXHIBIT "A-19"

                                LEGAL DESCRIPTION

                                 Watauga, Texas

Lot 3-A, BLOCK 1 of NORTHPARK VILLAGE, an addition to the City of Watauga, Tarrant County, Texas, according to the plat thereof recorded in Cabinet A, Slide 3237, Plat Records, Tarrant County, Texas.

                                 EXHIBIT "A-20"

                               LEGAL DESCRIPTION

                                   Waco, Texas

BEING all of a 3.987 acre tract of land located in the JOHN TUCKER SURVEY Abstract No. 41 McLennan County, Texas, as described by deed to Sterling House Corporation as recorded in Volume 68, page 627 of the Official Public Records of McLennan County, Texas, and more particularly described by metes and bounds, as follows:

BEGINNING at a 1/2-inch iron rod found at the Northeast corner of said 3.987 acre tract, lying in the South right-of-way line of Lake Shore Drive (a 135 foot wide right-of-way). Said point of beginning also being the Northwest corner of Lot 3, Block 1 HILLSIDE VILLAGE ADDITION, Part Three, an addition to the City of Waco, McLennan County, Texas,

THENCE S 10 degrees  51' 10" E, 442.57 feet along the East boundary line of said
3.987 acre tract and the West boundary line of said Lot 3, to a 5/8" iron rod found at the Southeast corner of said 3.987 acre Tract being the more Northerly Northeast corner of Lot 1, Block B MCLENNAN COMMUNITY COLLEGE ADDITION to the City of Waco, McLennan County, Texas according to the plat recorded in Volume 1680, Page 271 of the Deed Records of McLennan County, Texas,

THENCE S 65 degrees 37' 15" W, 299.91 feet along the Southeast boundary line of said 3.987 acre Tract and the Northwest boundary line of said Lot 1, Block B MCLENNAN COMMUNITY COLLEGE ADDITION to a 1/2" iron rod found,

THENCE N 25 degrees 23' 19" W, 531.13 feet to a 1/2" iron rod found in the North boundary line of said 3.47 acre Tract, and the South right-of-way line of aforesaid Lake Shore Drive,

THENCE N 79 degrees  20' 17" E, 424.90 feet, along North boundary line of said
3.987 acre Tract, and the South right-of-way line of said Lake Shore Drive to THE PLACE OF BEGINNING, containing 3.987 acres (173,657 square feet) of land.

                                 EXHIBIT "A-21"

                                LEGAL DESCRIPTION

                                Springfield, Ohio

Situated in the City of Springfield, County of Clark, State of Ohio, and within the corporate limits of the City of Springfield, and being part of the Southeast Quarter of Section 20, Town 5, Range 10, between the Miami Rivers Survey, and being described as follows: Commence at a stone (found) at the South quarter corner of Section 20, Town 5, Range 10, BMRS, the same being the intersection of the centerline of Middle Urbana Road with the centerline of Villa Road; thence measure with the centerline of Middle Urbana Road, North 5 degrees 02 minutes 50 seconds East, 1380.60 feet; thence measure South 84 degrees 57 minutes 10 seconds East, 50.00 feet to a 5/8 inch re-bar with metal cap (found) at the northwesterly corner of a 0.808 acre tract described in deed to Midvill Realty, Ltd., recorded Volume 868, Page 270 of the Deed Records of Clark County, Ohio, the true point of the beginning herein; thence parallel with and 50 feet distant from the centerline of Middle Urbana Road, North 5 degrees 02 minutes 50 seconds East, 245.48 feet to a one-inch iron pipe with plastic cap (set) on the South line of a future 60 foot right-of-way; thence with the South line of said future right-of-way, South 84 degrees 57 minutes 10 seconds East, 330.00 feet to a one-inch iron pipe with plastic cap (set) at a point of curvature; thence along a curve to the right having a radius of 15.00 feet and a central angle of 90 degrees 00 minutes 00 seconds, an arc distance of 23.56 feet to a one-inch iron pipe with plastic cap (set) at a point of tangency; thence with the West line of a future 50 foot right-of-way, South 5 degrees 02 minutes 50 seconds West,
369.94 feet to a one-inch iron pipe with plastic cap (set) at a point of curvature, thence along a curve to the right having a radius of 50.00 feet, and a chord which bears South 19 degrees 35 minutes 35 seconds West at 25.12 feet, an arc distance of 25.39 feet to a one-inch iron pipe with plastic cap (set) thence North 84 degrees 57 minutes 10 seconds West, 188.69 feet to a one-inch iron pipe with plastic cap (set); thence with part of the East line of said
0.808 acre tract, South 5 degrees 02 minutes 50 seconds West, 70.75 feet to a one-inch iron pipe with plastic cap (set) at the southeast corner thereof; thence with the south line of said 0.808 acre tract, North 84 degrees 57 minutes 10 seconds West, 150.00 feet to a one-inch iron pipe with plastic cap (set) at the Southwest corner thereof; thence with the West line of said 0.808 acre tract, the same being the easterly right-of-way line of Middle Urbana Road and being parallel with and 50 feet distant from the centerline thereof, North 5 degrees 02 minutes 50 seconds East, 234.52 feet to the point of beginning and containing 3.483 acres, more or less.

                                  EXHIBIT "B"

                     List of Facilities by Address and Name

Sterling House of Goldsboro                     1800 N. Berkeley Blvd., Goldsboro, North Carolina 27534

Sterling House of Shelby                        1426 E. Marion, Shelby, North Carolina 28150

Sterling House of Greenville                    2105 W. Arlington Blvd., Greenville, North Carolina 27834

Sterling House of Rocky Mount                   650 Goldrock Road, Rocky Mount, North Carolina 27804

Sterling House of New Bern                      1336 S. Glenburnie Road, New Bern, North Carolina 28562

Sterling House of Greeley                       1999 38th Avenue, Greeley, Colorado 86034

Clare Bridge Cottage                            1008 Rule Drive, Ft. Collins, Colorado 80525

Sterling House of Fort Collins                  1007 Rule Drive, Ft. Collins, Colorado 80525

Sterling House of Bluewater Bay                 1551 Merchants Way, Niceville, Florida 32578

Sterling House of Spring Hill                   10440 Palmgren Lane, Spring Hill, Florida 34606

Sterling House of Ft. Meyers                    14521 Lakewood Boulevard, Ft. Meyers, Florida 33919

Sterling House of Ada                           801 South Stadium Drive, Ada, Oklahoma

Sterling House of Durant                        1500 North 19th, Durant, Oklahoma 74701

Sterling House of Legacy Square                 800 Gartrell Place, Weatherford, Oklahoma 73096

Sterling House of Clemson                       131 Victory Drive, Central, South Carolina 29630

Sterling House of Greenwood                     1408 Parkway Road, Greenwood, South Carolina 29646

Sterling House of Sumter                        1180 Wilson Hall Road, Sumter, South Carolina 29150

Sterling House of Wichita Falls                 918 Midwestern Parkway, Wichita Falls, Texas

Sterling House of North Park Square             5900 North Park Drive, Watauga, Texas 76148

Sterling House of Waco                          1700 Lakeshore Drive, Waco, Texas 76708

Sterling House of Springfield                   3720 Middle Urbana Road, Springfield, Ohio 45502